FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-07

CSAIL 2017-CX10 Commercial Mortgage Trust

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC (SEC FILE NO. 333-207361) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037

This free writing prospectus does not contain all information that is required to be included in the prospectus.
STATEMENT REGARDING ASSUMPTIONS AS TO
SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and neither Credit Suisse Securities (USA) LLC nor the other underwriters (collectively, the “Underwriters”) are soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time.  The information contained herein will be superseded by similar information delivered to you prior to the time of sale, including as part of the Preliminary Prospectus referred to herein relating to the CSAIL 2017-CX10 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates (the "Offering Document").  The information supersedes any such information previously delivered.  The information should be reviewed only in conjunction with the entire Offering Document. All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties. Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.  The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document in its entirety.   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Free Writing Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the assumptions used in preparing the Computational Materials, or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. None of the Underwriters nor any of their respective affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Free Writing Prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

DESCRIPTION OF THE STANDARD HIGHLINE NYC WHOLE LOAN

The following is a summary of the principal provisions of The Standard Highline NYC Whole Loan. The Standard Highline NYC Whole Loan is comprised of: (i) one promissory note in the original principal amount of $45,000,000, identified as “Note A-A” or “The Standard Highline NYC Mortgage Loan”, (ii) The Standard Highline NYC Trust Subordinate Companion Loan, evidenced by one promissory note in the original principal amount of $58,400,000, identified as “Note A-B” or “The Standard Highline NYC Trust Subordinate Companion Loan”, (iii) one promissory note in the original principal amount of $36,600,000, identified as “Note B-A” or “The Standard Highline NYC Non-Trust Senior Subordinate Companion Loan”, and (iv) one promissory note in the original principal amount of $30,000,000, identified as “Note B-B” or “The Standard Highline NYC Non-Trust Junior Subordinate Companion Loan” (collectively with the Note B-A, “The Standard Highline NYC Non-Trust Subordinate Companion Loans”). Each of The Standard Highline NYC Mortgage Loan, The Standard Highline NYC Trust Subordinate Companion Loan and The Standard Highline NYC Non-Trust Subordinate Companion Loans is individually referred to herein as a “Note” and collectively referred to herein as the “Notes”. The loans evidenced by The Standard Highline NYC Non-Trust Subordinate Companion Loans will not be assets of the Issuing Entity. The Standard Highline NYC Mortgage Loan, The Standard Highline NYC Trust Subordinate Companion Loan and The Standard Highline NYC Non-Trust Subordinate Companion Loans are collectively secured by the same mortgage on The Standard Highline NYC Mortgaged Property. The Standard Highline NYC Mortgage Loan, The Standard Highline NYC Trust Subordinate Companion Loan and The Standard Highline NYC Non-Trust Subordinate Companion Loans are collectively referred to as “The Standard Highline NYC Whole Loan”. On the Closing Date, the outstanding principal balance of The Standard Highline NYC Whole Loan is expected to be $170,000,000. The holders of The Standard Highline NYC Mortgage Loan, The Standard Highline NYC Trust Subordinate Companion Loan and The Standard Highline NYC Non-Trust Subordinate Companion Loans are subject to the terms of the Co-Lender Agreement described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Standard Highline NYC Whole Loan “ in the Preliminary Prospectus.

This summary does not purport to be complete and is qualified in its entirety by reference to loan agreement, dated as of the Origination Date (as amended from time to time, “The Standard Highline NYC Loan Agreement”), among GC SHL, LLC (the “Borrower”), and Natixis Real Estate Capital LLC (“Natixis” or the “Mortgage Loan Seller”), and the other documents executed by the Borrower and other applicable parties in connection with the origination of The Standard Highline NYC Whole Loan (collectively, “The Standard Highline NYC Loan Documents”).

General

The Standard Highline NYC Whole Loan was originated by the Mortgage Loan Seller on October 27, 2017 (the “Origination Date”). On the Closing Date, the Mortgage Loan Seller will assign The Standard Highline NYC Trust Subordinate Companion Loan (including all interest that accrues on The Standard Highline NYC Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign The Standard Highline NYC Trust Subordinate Companion Loan to the Trust. On the Closing Date, the outstanding principal balance of The Standard Highline NYC Trust Subordinate Companion Loan is expected to be $58,400,000. The Standard Highline NYC Loan Documents provide that the Borrower is required to make monthly payments of interest as described therein. See “—Payments on The Standard Highline NYC Whole Loan”.

The Standard Highline NYC Whole Loan is a 10-year fixed-rate interest-only mortgage loan and is evidenced by the Notes, as described above, and is secured by The Standard Highline NYC Mortgaged Property.

The following table sets forth summary information regarding each of the Notes that comprise The Standard Highline NYC Whole Loan.

Note	Trust/Non-Trust	Subordinate To	Original Principal Balance	Mortgage Rate
Note A-A	Other Trust Loan(1)	None	$45,000,000	5.28377778%
Note A-B	Trust Loan	Note A-A	$58,400,000	4.30000000%
Note B-A	Non-Trust Loan	Note A-A and Note A-B	$36,600,000	4.50000000%
Note B-B	Non-Trust Loan	Note A-A, Note A-B and Note B-A	$30,000,000	5.00000000%
Total/Wtd. Average			$170,000,000	4.72700000%

(1)	Other Trust Loan refers to mortgage loans included in the mortgage pool owned by the CSAIL 2017-CX10 Commercial Mortgage Trust, other than The Standard Highline NYC Trust Subordinate Companion Loan.

(a)       When describing the Notes in this offering circular:

(b)       Note A-A is referred to as “The Standard Highline NYC Mortgage Loan”;

(c)       Note A-B is referred to as “The Standard Highline NYC Trust Subordinate Companion Loan”;

(d)       each of the Note B-A and Note B-B is individually referred to as a “B Note” or a “Non-Trust Note” and collectively referred to as “The Standard Highline NYC Non-Trust Subordinate Companion Loans” or “Non-Trust Notes”; and

(e)       each of The Standard Highline NYC Mortgage Loan, The Standard Highline NYC Trust Subordinate Companion Loan and The Standard Highline NYC Non-Trust Subordinate Companion Loans is individually referred to herein as a “Note” and collectively referred to as the “Notes”.

The Standard Highline NYC Non-Trust Subordinate Companion Loans will not be assets of the Issuing Entity.

Security

The Standard Highline NYC Whole Loan is secured by, among other things, all assets owned from time to time by the Borrower, including The Standard Highline NYC Mortgaged Property, the revenues from The Standard Highline NYC Mortgaged Property, and all other tangible and intangible property in respect of which the Natixis Real Estate Capital LLC (the “Lender”) is granted a lien under The Standard Highline NYC Loan Documents, and all proceeds of the foregoing.

Non-Recourse Provisions and Exceptions

As of the Origination Date, there was no separate non-recourse carveout guarantor of the Borrower’s Recourse Liabilities or liabilities relating to the Springing Recourse Events.

The Borrower will be liable for any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including attorneys’ fees and costs reasonably incurred), arising out of or in connection with the following (collectively, “Borrower’s Recourse Liabilities”):

(i)       fraud or intentional misrepresentation by the Borrower or any guarantor in connection with The Standard Highline NYC Whole Loan;

(ii)      the gross negligence or willful misconduct of the Borrower;

(iii)      the breach of any representation, warranty, covenant or indemnification in any The Standard Highline NYC Loan Document concerning any environmental laws or hazardous substances;

(iv)      intentional physical waste by the Borrower, the guarantor, the Manager or any affiliate of any of the foregoing, except to the extent (A) the Borrower has deposited required funds into one or more subaccounts established under The Standard Highline NYC Loan Documents for the repair, replacement and maintenance of The Standard Highline NYC Mortgaged Property and such waste is a result of the Lender’s failure to release such reserved funds to the Borrower to allow the Borrower to prevent such waste (and the Borrower has satisfied the requirements under The Standard Highline NYC Loan Documents, other than any condition that no Loan Event of Default than exists, for the disbursement of such reserved funds from the applicable subaccount), or (B) such waste is due to the failure of The Standard Highline NYC Mortgaged Property to generate sufficient rents to prevent such waste, or (ii) after a Loan Event of Default, the removal or disposal of any portion of The Standard Highline NYC Mortgaged Property (other than to the extent such personal property is obsolete replacement or such personal property with equivalent or superior property not in violation of The Standard Highline NYC Loan Documents);

(v)       the misapplication or conversion by the Borrower of (x) any proceeds paid by reason of any Casualty, (y) any Award received in connection with a Condemnation, and (z) any rents, refund of taxes or amounts in any subaccount (including any distributions or payments to members, partners or shareholders of the Borrower during a period which the Lender did not receive the full amounts required to be paid to the Lender under The Standard Highline NYC Loan Documents), in each case in violation of The Standard Highline NYC Loan Documents;

(vi)      the failure to pay charges for labor or materials or other charges that can create liens on any portion of The Standard Highline NYC Mortgaged Property unless such charges are the subject of a bona fide dispute in which the Borrower is contesting the amount or validity thereof and except to the extent that cash flow from The Standard Highline NYC Mortgaged Property is insufficient to pay for such charges and the resulting liens (1) are subordinate to the lien of the mortgage, (2) arose for failure to pay charges for labor or materials, and (3) at the time such charges were incurred, the Borrower reasonably believed that cash flow from The Standard Highline NYC Mortgaged Property would be sufficient to pay for such charges;

(vii)     any security deposits for retail leases collected with respect to The Standard Highline NYC Mortgaged Property which are not delivered to the Lender upon a foreclosure of the security instrument or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the leases prior to the occurrence of a Loan Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii)    an act or omission of any of the Borrower, the Borrower Representative or the guarantor undertaken in bad faith with the intent of hindering, delaying or interfering with Lender’s enforcement of its rights hereunder or under any of The Standard Highline NYC Loan Documents or the realization of the collateral, including the assertion by any of the Borrower, the Borrower Representative or the guarantor of defenses or counterclaims in bad faith with the intent of hindering, delaying or interfering with the Lender’s enforcement of its rights hereunder or under any of The Standard Highline NYC Loan Documents or the realization of the collateral (unless such defenses or counterclaims are asserted in good faith and not frivolous);

(ix)     the Borrower’s indemnifications of the Lender set forth in The Standard Highline NYC Loan Documents relating to secondary market transactions;

(x)      a breach of the special purpose entity covenants that is not a Consolidation SPE Breach (defined below);

(xi)     the Borrower’s failure to maintain, or failure to cause the Manager to maintain, all insurance coverages required under the Management Agreement, except to the extent (x) income from The Standard Highline NYC Mortgaged Property is not sufficient to pay Insurance Premiums or (y) sufficient funds for the payment of Insurance Premiums are not disbursed to the Borrower pursuant to The Standard Highline NYC Loan Agreement for the payment of Insurance Premiums;

(xii)     all amounts paid by the Lender in connection with any transfer or assignment fees payable under or in connection with the Management Agreement and/or the Manager Subordination Agreement; or

(xiii)    either (1) the termination of the Management Agreement by the Manager prior to the expiration date of the Management Agreement in violation of The Standard Highline NYC Loan Documents, or (2) the expiration of the term of the Management Agreement prior to the Maturity Date in violation of The Standard Highline NYC Loan Documents, and, in either such event, the Borrower fails to renew the term of the Management Agreement or replace such Management Agreement within 90 days following such termination or expiration with a replacement management agreement and, if applicable, a replacement franchise agreement as required under The Standard Highline NYC Loan Documents.

Notwithstanding anything to the contrary in any of The Standard Highline NYC Loan Documents, (A) Lender will not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(B) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the debt or to require that all collateral will continue to secure all of the debt in accordance with The Standard Highline NYC Loan Documents, and (B) Lender’s agreement not to pursue personal liability of the Borrower as set forth above WILL BECOME NULL AND VOID and will be of no further force and effect, and the debt will be fully recourse to the Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”):

(i)       a Loan Event of Default related to a non-permitted transfer will have occurred (other than mechanics’ liens, liens arising from trade payables in the ordinary course of business and liens for taxes (for the purposes of clarification, the exclusion of mechanics’ liens, liens arising from trade payables and tax liens from this clause (i) will not vitiate any applicable partial recourse provisions set forth above, or the full recourse provisions of clause (ii) below);

(ii)      a breach of the covenants contained in The Standard Highline NYC Loan Documents which results in the assets and liabilities of Borrower being substantively consolidated with any other Person (a “Consolidation SPE Breach”);

(iii)      the Borrower, the Borrower Representative or the guarantor makes an assignment for the benefit of creditors;

(iv)      a bankruptcy, insolvency, dissolution or similar action is instituted against, or a receiver, liquidator or trustee is appointed for, the Borrower, the Borrower Representative or the guarantor or the Borrower, the Borrower Representative or the guarantor is bankrupt or insolvent and, with respect to such condition or event described in this clause (iv), either the Borrower, the Borrower Representative, the guarantor or any affiliate of the Borrower, the Borrower Representative or the guarantor causes such event or condition to occur (by way of example, but not limitation, such person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event; or

(v)      the Management Agreement (or the right to operate The Standard Highline NYC Mortgaged Property thereunder) is cancelled, surrendered or terminated by the Borrower without the Lender’s prior written consent, which consent, in the event of a material default by the Manager only, will not be unreasonably withheld, conditioned or delayed; provided, however, it is agreed that the Borrower will not be deemed to have “cancelled, surrendered or terminated” the Management Agreement if the Borrower is exercising its remedies (short of termination) and the Manager, in response terminates or surrenders the Management Agreement or claims a right to do so.

“Borrower Representative” means GC SHL Holding, LLC, a Delaware limited liability company.

A “Person” is any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

The “Manager” is Standard High Line Management, LLC, a Delaware limited liability company, or any successor, assignee or replacement manager appointed by the Borrower in accordance with The Standard Highline NYC Loan Agreement.

“Manager Subordination Agreement” means that certain assignment and subordination and non-disturbance agreement among the Borrower, the Lender and the Manager and any renewals, modifications and substitutions therefor.

Payments on The Standard Highline NYC Whole Loan

Payments of interest on The Standard Highline NYC Whole Loan are required to be made on the 5th day of each calendar month (or if such date is not a business day, the immediately preceding business day), beginning on December, 2017 until and including the Maturity Date (each a “Loan Payment Date”); provided, however, that the Lender may elect once during the term of The Standard Highline NYC Whole Loan, in its sole discretion, to change the date on which scheduled payments are due under The Standard Highline NYC Whole Loan to a later date upon written notice thereof to the Borrower setting forth such changed date, in which event, upon the effective date of such notice, the Loan Payment Date will be the date set forth in such notice.

On each Loan Payment Date, the Borrower will be required to pay to the Lender interest on the unpaid outstanding principal balance of each Note accrued at the applicable Mortgage Rate during the applicable Loan Interest Accrual Period immediately preceding such Loan Payment Date (the “Monthly Debt Service Payment Amount”). The Monthly Debt Service Payment Amount will be applied first to accrued and unpaid interest.

Except during the continuance of a Loan Event of Default, all proceeds of any repayment, including any permitted prepayments, of The Standard Highline NYC Whole Loan will be applied by the Lender in the following order of priority: first, accrued and unpaid interest on each Note at the Mortgage Rate; second, to principal; third, to any other amounts then due and owing under The Standard Highline NYC Loan Documents, including the Yield Maintenance Premium (if such repayment or prepayment occurs on or prior to the Open Prepayment Date).

Allocations as between each of the Notes will be as specified in the Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Standard Highline NYC Whole Loan “ in the Preliminary Prospectus.

If prior to the Open Prepayment Date the debt is accelerated by reason of a Loan Event of Default, then the Lender is entitled to receive upon prepayment of the debt, in addition to the unpaid principal and accrued interest and other sums due under The Standard Highline NYC Loan Documents, an amount equal to the Yield Maintenance Premium applicable to such prepayment. During the continuance of a Loan Event of Default, all proceeds of repayment, including any payment or recovery on The Standard Highline NYC Mortgaged Property (whether through foreclosure, deed–in–lieu of foreclosure, or otherwise) will, unless otherwise provided in The Standard Highline NYC Loan Documents, be applied in such order and in such manner as Lender elects in Lender’s discretion.

After the occurrence and during the continuance of a Loan Event of Default, each Note will bear interest at a per annum rate equal to the lesser of (i) the maximum rate permitted by applicable law or (ii) 5% above the Mortgage Rate, compounded monthly (the “Default Rate”).

If any principal, interest or any other sum due under The Standard Highline NYC Loan Documents (other than payments of the debt due on the Maturity Date) is not paid by the Borrower on the date on which it is due (after the expiration of any applicable grace or cure periods), the Borrower is required to pay an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”). Any such amount will be secured by The Standard Highline NYC Loan Documents to the extent permitted by law. See “—Prepayment” below.

The Standard Highline NYC Whole Loan does not require regularly scheduled payments of principal prior to the Maturity Date. The outstanding principal balance of The Standard Highline NYC Whole Loan, to the extent not prepaid, will be payable on the Maturity Date or such earlier date as may result from acceleration, together with all accrued and unpaid interest on the outstanding principal balance of The Standard Highline NYC Whole Loan through the end of the Loan Interest Accrual Period preceding the Maturity Date and all other amounts then due under The Standard Highline NYC Loan Documents.

The Borrower may prepay The Standard Highline NYC Whole Loan in whole, but not in part, and any other amounts outstanding under The Standard Highline NYC Whole Loan or any of The Standard Highline NYC Loan Documents, without payment of the Yield Maintenance Premium or any other prepayment premium, penalty or fee, at any time on or after the Open Prepayment Date. See “—Prepayment “below.

In certain instances, The Standard Highline NYC Whole Loan may be required to be prepaid in the event of a casualty or condemnation. See “—Risk Management—Casualty” and “—Risk Management—Condemnation”.

The “Loan Interest Accrual Period” means, with respect to any Loan Payment Date, the period commencing the period commencing on (and including) the 5th day of the prior calendar month and ending on (and including) the 4th day of the next occurring calendar month. Notwithstanding the foregoing, in the event that the Lender elects to change the date on which scheduled payments under The Standard Highline NYC Whole Loan are due, as described in the definition of “Loan Payment Date”, from and after the effective date of such election, each Loan Interest Accrual Period will commence on the day of each month in which such changed Loan Payment Date occurs and end on the day immediately preceding the following Loan Payment Date, as so changed.

The “Maturity Date” is the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Loan Payment Date occurring in November 2027 (the “Stated Maturity Date”), by declaration of acceleration, or otherwise.

The “Mortgage Rate” is a rate of interest equal to 5.28377778% per annum, with respect to the Note A-A; 4.30000000% per annum, with respect to the Note A-B; 4.50000000% per annum with respect to the Note B-A; and 5.00000000% with respect to the Note B-B.

The “Open Prepayment Date” is the Loan Payment Date which is closest to the 180th day prior to the Stated Maturity Date.

“Yield Maintenance Premium” means a prepayment fee equal to the greater of (i) 1% of the principal amount of The Standard Highline NYC Whole Loan being prepaid (such percentage to be 3% if a Loan Event of Default is continuing) and (ii) the product obtained by multiplying (A) the amount of The Standard Highline NYC Whole Loan being prepaid, by (B) the excess (if any) of the Monthly Note Rate over the Assumed Reinvestment Rate, by (C) the Present Value Factor.

The “Monthly Note Rate” means 1/12th of the applicable Mortgage Rate, expressed as a decimal calculated to five digits.

The “Assumed Reinvestment Rate” means 1/12th of the yield rate equal to the lesser of (i) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Open Prepayment Date, or (ii) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the debt (assuming prepayment in full on the Open Prepayment Date), with each such yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is 14 days prior to the date of such prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

The “Present Value Factor” means the factor that discounts to present value the costs resulting to Lender from the difference in interest rates during the months remaining between the date of prepayment and the Open Prepayment Date, using the Assumed Reinvestment Rate as the discount rate, with monthly compounding.

Prepayment

The Borrower is permitted to voluntarily prepay The Standard Highline NYC Whole Loan, in whole or in part, at any time on not less than 15 days’ prior written revocable notice (or 10 business days’ prior revocable notice if such prepayment is made on or after the Open Prepayment Date); provided that if any such prepayment occurs prior to the Open Prepayment Date, the Borrower pays to the Lender the Yield Maintenance Premium. If any such payment is made on any date other than a Loan Payment Date prior to the Stated Maturity Date, such payment must be accompanied by a payment in an amount equal to all interest on the unpaid principal through the end of The Standard Highline NYC Whole Loan Interest Accrual Period during which such payment is made. The Borrower has the right to revoke any notice of prepayment given pursuant to The Standard Highline NYC Loan Agreement upon written notice to the Lender at any time prior to the proposed prepayment date, so long as the Borrower pays the Lender’s actual, out-of-pocket expenses incurred in connection with such revocation to the Lender.

If all or any portion of the principal balance of The Standard Highline NYC Whole Loan is paid to the Lender during the continuance of an Event of Default, the Borrower will be required to pay a Yield Maintenance Premium on the amount of such payment.

Future Permitted Mezzanine Debt

At any time following the occurrence of a securitization of The Standard Highline NYC Whole Loan, provided no Loan Event of Default has occurred and is continuing, an affiliate of the Borrower (which, at the Borrower’s sole election, may be a newly formed single purpose bankruptcy remote entity that (i) that is wholly owned by Borrower Representative and (ii) to which 100% of the ownership interests in the Borrower are transferred in connection with the Future Permitted Mezzanine Debt, and upon obtaining any Future Permitted Mezzanine Debt, the borrower with respect thereto is required to the Borrower Representative for purposes of The Standard Highline NYC Loan Documents (“Mezzanine Borrower”) may obtain mezzanine financing (“Future Permitted Mezzanine Debt”) from an institutional investor wholly acceptable to the Lender; provided, that the following conditions are satisfied to the Lender’s reasonable satisfaction:

(a)       the Lender has reasonably approved all of the material terms of the mezzanine financing (“Mezzanine Loan”) and all Mezzanine Loan Documents; provided, however, the Mezzanine Borrower in its discretion will be entitled to select between a defeasance or yield maintenance option for prepayment of the Mezzanine Loan;

(b)       the maturity date of the Mezzanine Loan will not be earlier than the Stated Maturity Date;

(c)       the Lender and the mezzanine lender will enter into a customary intercreditor agreement wholly acceptable to the Lender;

(d)       the aggregate of the Mezzanine Loan and the senior debt will not exceed 75% of the value of The Standard Highline NYC Mortgaged Property;

(e)       the aggregate debt service coverage ratio for the Mezzanine Loan and the senior debt as determined by the Lender is not less than 1.50x;

(f)       if required by the Lender, the Lender receives evidence in writing from any applicable Rating Agency stating that the Mezzanine Loan will not result in downgrading, withdrawal or qualification of the respective rating in effect immediately prior to obtaining the Mezzanine Loan for any of the Certificates;

(g)       the Mezzanine Borrower will be permitted to prepay the Mezzanine Loan without any required contemporaneous prepayment of The Standard Highline NYC Whole Loan so long as the following conditions are satisfied: (i) no Loan Event of Default exists, (ii) the debt service coverage ratio at the time of the prepayment is no less than 1.70x (calculated solely with respect to The Standard Highline NYC Whole Loan and exclusive of the Mezzanine Loan), (iii) the loan to value is no greater than 65% (calculated solely with respect to The Standard Highline NYC Whole Loan and exclusive of the Mezzanine Loan), (iv) The Standard Highline NYC Whole Loan has no less than 24 months remaining prior to the Maturity Date, (v) year-to-year cash flow at The Standard Highline NYC Mortgaged Property has not declined by more than 10% and (vi) the funds for such prepayment come from the direct or indirect equity owners in the Mezzanine Borrower or a refinancing of the Mezzanine Loan; and

(h)       the Borrower, or the assignee thereof will pay any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorney fees and expenses) of the Lender associated with the Mezzanine Loan and/or the satisfaction of the conditions contained in The Standard Highline NYC Loan Documents.

The failure to satisfy any of the foregoing conditions before obtaining any Mezzanine Loan (to the extent such Mezzanine Loan is in fact obtained despite such failure will constitute a Loan Event of Default under The Standard Highline NYC Loan Documents.

“Mezzanine Loan Documents” are all documents executed with respect to the Future Permitted Mezzanine Debt.

A “Rating Agency” is each of Standard & Poor’s Ratings Services, a division of The McGraw–Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. or any other nationally–recognized statistical rating organization to the extent any of the foregoing have been engaged by the Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

A “Secondary Market Transaction” is a sale, transfer or assignment or participation of The Standard Highline NYC Whole Loan, The Standard Highline NYC Loan Documents, and any or all servicing rights with respect thereto, or granting of participations therein or issuance of mortgage pass–through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement secured by or evidencing ownership interests in the Note and the security instrument.

Reserves

Required Repairs Reserve. On the Origination Date, the Borrower was required to deposit with the Lender $4,350 into an account (the “Required Repairs Subaccount“, and thereafter the Borrower will be required to pay to the Lender, for deposit into the Required Repairs Subaccount, an aggregate amount equal to $2,900 through the first 12 Loan Payment Dates in accordance with the schedule set forth in The Standard Highline NYC Loan Agreement, which amounts are required to complete each item of the repairs and environmental remedial work at The Standard Highline NYC Mortgaged Property described on the schedule to The Standard Highline NYC Loan Agreement (the “Required Repairs”) within the time period set forth in The Standard Highline NYC Loan Agreement, which time periods will be extended on a day for day basis to the extent that the Borrower is prevented, hindered or delayed in such performance by a force majeure.

Tax and Insurance Funds. On each Loan Payment Date, the Borrower is required to pay (i) 1/12th of the real estate and property taxes that the Lender estimates will be payable during the next 12 months and (ii) 1/12th of the insurance premiums that the Lender estimates will be payable for obtaining or renewing (as applicable) coverage, which amounts will be required to be transferred into an account (the “Tax and Insurance Subaccount“). Notwithstanding the foregoing, the Borrower will not be required to make the required monthly real estate and property taxes and insurance premiums deposit so long as the Manager (or any replacement property manager pursuant to a replacement management agreement approved pursuant to the terms of The Standard Highline NYC Loan Agreement) is directly paying real estate and property taxes and insurance premiums for all coverages required pursuant to the terms of The Standard Highline NYC Loan Agreement.

FF&E Reserves. On each Loan Payment Date, the Borrower is required to pay an amount initially equal to 1/12th of 3.0% of the gross revenues of The Standard Highline NYC Mortgaged Property for the previous calendar year, which amounts will be transferred into a subaccount (the “FF&E Reserve Subaccount”) and which represent the amounts reasonably estimated by the Lender in its sole discretion to be necessary for funding repair and replacement of the FF&E and any approved capital expenses at The Standard Highline NYC Mortgaged Property. Notwithstanding the foregoing, the Borrower will not be required to make the required monthly FF&E deposit so long as the Manager (or any replacement property manager pursuant to a replacement management agreement approved pursuant to the terms of The Standard Highline NYC Loan Agreement) maintains a separate account for the sole purpose of reserving for FF&E and approved capital expenses in accordance with the terms of the Management Agreement. The Borrower will grant the Lender a security interest all accounts maintained on behalf of the Borrower by the Manager or replacement property manager and, upon commencement of a Cash Sweep Period, to the extent the Borrower has the right under the Management Agreement, the institutions maintaining such accounts will be required to execute a control agreement satisfactory to the Lender setting forth the Lender’s rights to control such accounts and confirming the Lender’s security interest therein.

Operating Expense Subaccount. All amounts remaining in the Cash Management Account after making payments described in “—Cash Management—Property Cash Flow Allocation” below, are required to be transferred into a subaccount (the “Operating Expense Subaccount”), which amounts may be applied for an approved operating expense or other operating expenses not paid (or to be paid) by the Manager pursuant to the Management Agreement. Notwithstanding the foregoing, the Borrower will not be required to make the required monthly payments into the Operating Expenses Subaccount so long as the Manager (or any replacement property manager pursuant to a replacement management agreement approved pursuant to the terms of The Standard Highline NYC Loan Agreement) maintains a separate account for the sole purpose of reserving for operating expenses in accordance with the terms of the Management Agreement.

As of the Origination Date, the Manager maintains accounts for Taxes and Insurance Premiums, FF&E and operating expenses pursuant to the terms of the Management Agreement, and the Borrower’s requirement to maintain such accounts is waived unless and until the Management Agreement is terminated and the Borrower enters into a replacement management agreement that does not adequately provided for such reserves.

Casualty and Condemnation Subaccount. The Borrower will be required to pay, or cause to be paid, to the Lender all insurance proceeds or awards due to any casualty or condemnation in accordance with the provisions of The Standard Highline NYC Loan Agreement, which amounts will be required to be transferred into an account (the “Casualty and Condemnation Subaccount“).

Cash Collateral Funds. If a Cash Sweep Period is continuing, all amounts remaining in the Cash Management Account, after making payments described in “—Cash Management—Property Cash Flow Allocation” below, if any, will be required to be paid to the Lender, which amounts will be required to be transferred by the Lender into an account (the “Cash Collateral Reserve Subaccount) to be held by the Lender as cash collateral for The Standard Highline NYC Whole Loan.

Façade Remediation Reserve. (i) On the Origination Date, the Borrower paid to the Lender $2,080,425, which amount the Lender transferred to a subaccount (the “Façade Subaccount”), and (ii) thereafter the Borrower will be required to pay to the Lender, for deposit into the Façade Subaccount, an aggregate amount equal to $1,386,950 through the first 12 Loan Payment Dates in accordance with the schedule set forth in The Standard Highline NYC Loan Agreement, which amounts are required to complete repair work to the façade of the building’s exterior and roof; provided, however, if available cash on any Loan Payment Date is insufficient to make the full monthly payment, any shortfall will be added to the monthly amount to be collected on the subsequent Loan Payment Date (and for a period exceeding the first 12 Loan Payment Dates, as required). Upon approval of the Façade Report (as defined below) by the Lender, the Lender will be required to adjust (up or down) the monthly payment deposit required under clause (ii) above to reflect a new monthly deposit amount (taking into account amounts then on deposit in the Façade Subaccount) such that 110% of the budgeted amount set forth in the Façade Report will be deposited by the Loan Payment Date occurring in December 2018. Amounts in the Façade Subaccount amounts will be additional security for the debt and will be disbursed to reimburse the Borrower for, or pay for, costs incurred in connection with the façade remediation and repair as set forth in the Façade Report. Upon written confirmation from the preparer of the Façade Report (or, at the Lender’s election, its consultant, such confirmation not to be unreasonably withheld) that all of the façade remediation has been completed as required in the Façade Report, the Lender is required to promptly deposit the excess amount into the Clearing Account. The Borrower covenants to complete the façade remediation within 24 months of the Origination Date (and prior to December 31, 2018 for any life and safety work identified in the Facade Report), subject to force majeure, which additional period may not exceed three months. Within 15 business days of the Origination Date, the Borrower is required to retain one of the consultants listed on the schedule to The Standard Highline NYC Loan Agreement to prepare a remediation report (the “Façade Report”) that specifically identifies and provides a detailed budget for the required façade remediation . A final and complete Façade Report is required to be delivered to the Lender on or before April 1, 2018, and the Lender may approve or disapprove the Façade Report in its reasonable discretion; provided that any rejection of the Façade Report is required to be done in good faith and accompanied by written explanation detailing the specific reasons for the Lender’s disapproval. If the Lender fails to respond to the Borrower within 15 business days of delivery of the Façade Report to the Lender, the Façade Report will be deemed approved by Lender so long as a cover letter accompanying the delivery of the Façade Report to the Lender specifically notifies the Lender in bold and capitalized type of the deemed approval consequence of failure to timely respond.

Seasonal Reserve. On the Origination Date, the Borrower paid to the Lender $980,986.31, which amount the Lender transferred to a subaccount (the “Seasonal Reserve Subaccount”), and on the Loan Payment Date occurring in December 2017, the Borrower is required to pay $980,986.31 to the Lender for deposit into the Seasonal Reserve Subaccount. Thereafter the Borrower will be required to pay to the Lender on each Loan Payment Date occurring in May through January inclusive, for deposit into the Seasonal Reserve Subaccount, an amount equal to 1/9th of the amount (the “Shortfall Amount”) by which (i) the total amount of all debt service, reserves and all other amounts due and payable to the Lender under The Standard Highline NYC Loan Documents on the Loan Payment Dates in the prior months of February, March and April, exceeded (ii) the total amount of the rents deposited into the Clearing Account for such Loan Payment Dates in the prior months of February, March and April; provided, however, if the debt service coverage ratio on any Loan Payment Date occurring in April is not less than 1.70x, monthly deposits will not be required and the Borrower will be required to make a single deposit of the Shortfall Amount into the Seasonal Reserve Subaccount on the Payment Date occurring in December. So long as no Loan Event of Default is continuing, the Lender agrees to withdraw from the Seasonal Reserve Subaccount and advance to itself on each Loan Payment Date in February, March and April an amount that when added to the sum of the rents deposited into the Clearing Account during the applicable Loan Interest Accrual Period or otherwise paid by the Borrower, will be sufficient to pay all debt service, reserves and all other amounts due to the Lender under The Standard Highline NYC Loan Documents on the respective Loan Payment Date (the “Required Amounts”). Provided no Loan Event of Default is continuing, any amounts remaining in the Seasonal Reserve Subaccount after payment of the Required Amounts on the April Payment Date are required to be deposited to the Clearing Account. To the extent monthly revenues collected at The Standard Highline NYC Mortgaged Property change on an ongoing and regular basis, the Lender and the Borrower have agreed to, in good faith, to readjust the required deposits to and disbursements from the Seasonal Reserve Subaccount. Report.

A “Cash Sweep Period” will commence upon the Lender giving notice to the Borrower and the Clearing Bank of the occurrence of any of the following: (i) a Loan Event of Default has occurred and is continuing or (ii) the failure of the Borrower to maintain a debt yield of at least 6.00%, and will end (1) with respect to a Cash Sweep Period that occurred pursuant clause (i) above, if such Loan Event of Default is cured by the Borrower or waived by the Lender (such cure and waiver to be in the Lender’s sole and absolute discretion), and (2) with respect to a Cash Sweep Period that occurred pursuant clause (ii) above, for three consecutive months since the commencement of the existing Cash Sweep Period (A) no Loan Event of Default has occurred or is continuing, (B) no event that would trigger another Cash Sweep Period has occurred and (C) the debt yield is at least equal to 6.50%.

Cash Management

Clearing Account

The Borrower has established and is required to maintain a clearing account (the “Clearing Account“) with a depository bank (the “Clearing Bank”) for the deposit of all rents from The Standard Highline NYC Mortgaged Property. The Borrower is required to cause all amounts payable by the Manager to the Borrower pursuant to the Management Agreement (or any replacement management agreement entered into in accordance with provisions of The Standard Highline NYC Loan Agreement) to be transferred directly into the Clearing Account. If the Management Agreement is terminated, and not replaced with a replacement management agreement, the Borrower or the Manager will be required to immediately instruct each of the credit card companies with which the Borrower or the Manager has entered into merchant’s or other credit card agreements to transfer all rents payable with respect to The Standard Highline NYC Mortgaged Property to the Clearing Bank for deposit in the Clearing Account. The Borrower is also required to promptly deliver or cause to be delivered a credit card direction letter to any new credit card companies with which the Borrower or the Manager enter into merchant’s or other credit card agreements.

Cash Management Account

As of the Origination Date, the Borrower also has established a cash management account (the “Cash Management Account“) pursuant to the cash management agreement, which Cash Management Account is required to be an Eligible Cash Management Account controlled by, and pledged to, the Lender. Amounts on deposit in the Clearing Account are required to be swept by the Cash Management Bank on a daily basis into the Cash Management Account and applied in accordance with The Standard Highline NYC Loan Agreement.

The “Cash Management Bank“ means Wells Fargo Bank, N.A., or such other bank or depository selected by the Lender in its discretion.

An “Eligible Cash Management Account” means either (i) an account maintained with the Cash Management Bank or another depository institution or trust company; provided the short term unsecured debt obligations or commercial paper of such other depository institution or trust company are rated at least “A-1” (or equivalent) by S&P, Moody’s or Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days and the long term unsecured debt obligations of which are rated at least “A” (or equivalent) by S&P, Moody’s or Fitch) or (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and is subject to federal and state authority.

Property Cash Flow Allocation

Order of Priority of Funds in Cash Management Account. The Borrower is required to cause all amounts payable pursuant to the Management Agreement to be transmitted directly into the Clearing Account. Funds deposited into the Clearing Account are required to be swept on a daily basis into the Cash Management Account.

Amounts deposited into the Cash Management Account up to and including the business day prior to a Loan Payment Date will be applied on such Loan Payment Date as follows in the following order of priority:

First, to make payments into the Tax and Insurance Subaccount;

Second, to the Cash Management Bank, any fees payable in connection with its serving in such capacity;

Third, to the Lender, funds sufficient to pay the Monthly Debt Service Payment Amount (plus, if applicable, interest at the Default Rate and all other amounts then due to the Lender under The Standard Highline NYC Loan Documents);

Fourth, to make payments into the Seasonal Reserve Subaccount;

Fifth, to make payments into the Required Repairs Subaccount;

Sixth, FF&E Reserve Subaccount;

Seventh, to make payments for Approved Operating Expenses;

Eighth, to make payments into the Façade Subaccount;

Ninth, if a Mezzanine Loan has been obtained, to pay amounts then payable under the Mezzanine Loan Documents in accordance with written directions received from the mezzanine lender;

Tenth, after the consummation of a Secondary Market Transaction, to pay the pro rata portion of expenses incurred by the Borrower during such Secondary Market Transactions;

Eleventh, if a Cash Sweep Period exists, all excess amounts will be swept to the Cash Collateral Reserve Subaccount; and

Lastly, if no Cash Sweep Period then exists, any excess amounts will be disbursed to Borrower.

After the occurrence and during the continuance of a Loan Event of Default, the Lender may apply all rents deposited into the Cash Management Account and other proceeds of repayment in such order and in such manner as the Lender elects.

“Approved Operating Expenses” are operating expenses incurred by the Manager in accordance with the Management Agreement or by the Borrower which (i) are included in the approved operating budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to The Standard Highline NYC Mortgaged Property, (iii) are Emergency Expenditures, (iv) any permitted deviations to the operating budget provided under the Management Agreement or (v) have been approved by the Lender.

“Emergency Expenditures” are expenditures reasonably required to be made at The Standard Highline NYC Mortgaged Property to protect life, safety or property of the Borrower, tenants, transient occupants, employees and other guests of The Standard Highline NYC Mortgaged Property from imminent threats on or about The Standard Highline NYC Mortgaged Property and as required for such purposes under the Management Agreement.

“Management Agreement” means that certain Hotel Management Agreement, dated December 30, 2005, between AB Green Gansevoort, LLC and HotelsAB, LLC, as assigned and amended by that certain Assignment and Assumption of Management Agreement, dated as of August 22, 2008, by AB Green Gansevoort, LLC to ABG Standard Operator LLC, that certain Side Letter, dated May 19, 2011, between AB Green Gansevoort, LLC, ABG Standard Operator LLC and HotelsAB, LLC, that certain Assignment and Assumption of Hotel Management Agreement, dated August 20, 2013, by HotelsAB, LLC to Manager, that certain Consent Agreement dated August 10, 2017, between ABG Standard Operator

LLC and Manager, that certain Side Letter dated August 10, 2017, between Borrower and Manager, that certain Amendment to Hotel Management Agreement, dated and effective as of the date of closing of the Borrower purchasing the hotel between the Borrower and the Manager, and any replacement management agreement pursuant to which The Standard Highline NYC Mortgaged Property is operated as a hotel.

“Manager” means Standard High Line Management, LLC, a Delaware limited liability company, or any successor, assignee or replacement manager appointed by Borrower in accordance with The Standard Highline NYC Loan Agreement.

Property Management

As of the Origination Date, The Standard Highline NYC Mortgaged Property was managed pursuant to the Management Agreement. The property manager is Standard High Line Management, LLC, a Delaware limited liability company (together with any successor, assignee or replacement manager appointed in accordance with The Standard Highline NYC Loan Agreement, the “Manager”).

Prohibition Against Termination or Modification. The Borrower is not permitted, without the prior consent of the Lender, which will not be unreasonably withheld, conditioned or delayed, to (i) surrender, terminate or cancel the Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; provided that the Borrower may waive late fees and default interest that may be owed by the Manager to the extent such waiver would be in the ordinary course of the Borrower’s relationship with the Manager; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement if such default permits the Manager to terminate the Management Agreement. In addition, without the Lender’s prior consent (unless the Lender has consented to the Annual Budget), the Borrower may not approve any budget requiring its approval under the Management Agreement. The Borrower is required to provide the Lender with a monthly deposit, withdrawal and balance history for all reserve funds established pursuant to the Management Agreement, including without limitation, any working capital account and any equivalent account maintained for FF&E replacements maintained under the Management Agreement. Notwithstanding the foregoing, the Lender’s prior consent will not be required for the payment by the Manager of costs and expenses that require immediate payment due to life safety concerns or for any emergency occurring at The Standard Highline NYC Mortgaged Property, as contemplated in the Management Agreement or in The Standard Highline NYC Loan Agreement. Following the occurrence and during the continuance of a Loan Event of Default, the Borrower may not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of the Lender, which consent may be granted, conditioned or withheld in the Lender’s sole discretion. The Borrower may not exercise any rights, make any decisions, grant any approvals (including, without limitation, the approval of any property improvement plan or capital expense expenditure that requires the Borrower’s approval) or otherwise take any action under the Management Agreement without the prior written consent of the Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

Replacement of Manager. If at any time (i) a Loan Event of Default has occurred and is continuing, (ii) the Manager has become insolvent or the subject of any proceeding under any state or federal bankruptcy or insolvency law or for the liquidation of all or a major portion of its property, or (iii) an event of default by the Manager occurs under the Management Agreement, or the Manager is grossly negligent or commits malfeasance and the same is an event of default under the Management Agreement, provided in each case that the Borrower has the right to do so under the Management Agreement or the Manager Subordination Agreement, at the request of the Lender, the Borrower will be required to terminate the Management Agreement and replace the Manager with a Qualified Manager and, if applicable, a Qualified Franchisor pursuant to a Replacement Management Agreement and, if applicable, a Replacement Franchise Agreement.

A “Qualified Manager” means either (a) the Manager, (b) Journal Hotels, (c) GCP Hospitality, (d) Interstate Hotels and Resorts, or (e) in the reasonable judgment of the Lender, a reputable and experienced management organization possessing experience in managing properties at least similar in size, scope, use and value as The Standard Highline NYC Mortgaged Property, provided, that with respect to any such manager or operator described in this clause (e), the Borrower will have obtained (i) the Lender’s prior written consent to such manager, such consent not to be unreasonably withheld, delayed or conditioned, and (ii) if deemed necessary by the Lender, prior written confirmation from the applicable Rating Agencies that managing of The Standard Highline NYC Mortgaged Property by such new manager or operator will not cause a downgrade, withdrawal or qualification of the then current ratings of the Certificates; provided, however, if such Qualified Manager does not also provide for a branded flag of hotel properties, the Borrower is required to concurrently enter into a Replacement Franchise Agreement with a reputable and experienced franchisor possessing experience flagging hotel properties in similar size, scope use and value approved by the Lender in its sole, but good faith discretion (a “Qualified Franchisor”); provided further, however, if the Borrower intends to retain any of the managers described in clause (b) through (e), then (x) the Borrower will not be required to enter into a Replacement Franchise Agreement with a Qualified Franchisor in connection with entering into a Replacement Management Agreement with any such manager described in clause (b) through (e) if the debt service coverage ratio as of the date on which the Borrower enters into such Replacement Management Agreement is less than 1.50x or greater than 2.25x or (y) with the Lender’s prior written consent (such consent not to be unreasonably withheld conditioned or delayed), the Borrower will not be required to enter into a Replacement Franchise Agreement with a Qualified Franchisor in connection with entering into a Replacement Management Agreement with any such manager described in clause (b) through (e) if the debt service coverage ratio as of the date on which the Borrower enters into such Replacement Management Agreement is equal to or greater than 1.50x and less than 2.25x.

A “Replacement Franchise Agreement” means a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement is reasonably acceptable to Lender in form and substance; provided that the Borrower will be required to obtain prior written confirmation from the applicable Rating Agencies that licensing of The Standard Highline NYC Mortgaged Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Certificates.

A “Replacement Management Agreement” means either (a) a management agreement substantially in the same form and substance as the Management Agreement or (b) a management agreement in form and substance acceptable to the Lender in its reasonable discretion; provided, with respect to this subclause (b), the Borrower will be required to obtain the prior written confirmation from the applicable Rating Agencies that management of The Standard Highline NYC Mortgaged Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Certificates.

Transfers and Assumptions

The Standard Highline NYC Loan Documents generally prohibit the transfer, pledge or encumbrance of The Standard Highline NYC Mortgaged Property or any direct or indirect interest in the Borrower other than a Permitted Transfer (as defined under “—Permitted Transfers” below) and as further described in this section.

Special Transfer of The Standard Highline NYC Mortgaged Property

The Borrower has the right, and the Lender’s may not withhold its consent to a sale of The Standard Highline NYC Mortgaged Property (which sale may be effected through transfers of direct or indirect equity interests in the Borrower) in its entirety (a “Special Transfer”), from time to time either directly to a Special Purpose Entity with organizational documents containing provisions satisfying the Lender’s then–current requirements of a Special Purpose Entity and otherwise acceptable to the Lender or indirectly through the assignment of the direct or indirect beneficial ownership interests in the Borrower to a Person otherwise acceptable to the Lender, in its reasonable discretion (the “Transferee Borrower”), subject to the following:

(a)       no Loan Event of Default has occurred and is continuing;

(b)       the Borrower has provided the Lender with not less than 30 days prior written notice, accompanied by all information concerning the Transferee Borrower as the Lender would require in evaluating an initial extension of credit to a borrower and such customary and reasonable non-refundable application fee as required by the Lender; and the Lender may approve or disapprove the proposed Transferee Borrower in its reasonable discretion and may require a Rating Comfort Letter from each of the Rating Agencies;

(c)       the Borrower or the Transferee Borrower pays, or causes to be paid, the Lender, concurrently with the closing of the Special Transfer, a non-refundable assumption fee in an amount equal to all out–of–pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lender in connection with the Special Transfer plus an amount equal to (i) 0.25% of the then outstanding principal balance on the first such completed Special Transfer or (ii) 1.0% of the then outstanding principal balance on each completed Special Transfer thereafter;

(d)       the Transferee Borrower assumes or acknowledges, as applicable, all of the obligations of the Borrower under The Standard Highline NYC Loan Agreement, the Notes and The Standard Highline NYC Loan Documents and, prior to or concurrently with the closing of such Special Transfer, the Transferee Borrower executes, without any cost or expense to the Lender, such documents and agreements as the Lender reasonably requires to evidence and effectuate said assumption or acknowledgment, as applicable, and delivers such legal opinions as the Lender may require;

(e)       the Borrower and the Transferee Borrower execute and cause to be filed in such public records as the Lender deems appropriate, without any cost or expense to the Lender, new financing statements or financing statement amendments and any additional documents reasonably requested by the Lender;

(f)       the Borrower causes to be delivered to the Lender, without any cost or expense to the Lender, such endorsements to the Lender’s title insurance policy, property and liability insurance endorsements or certificates and other similar materials as the Lender may deem necessary at the time of the Special Transfer, all in form and substance satisfactory to the Lender, including, without limitation, an endorsement or endorsements to the Lender’s title insurance policy insuring the lien of the mortgage, extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referenced above in clause (d) above, with no additional exceptions added to such policy (except as permitted by The Standard Highline NYC Loan Agreement and for permitted exceptions) and insuring that fee simple title to The Standard Highline NYC Mortgaged Property remains vested in the Borrower or is vested in the Transferee Borrower;

(g)       the Borrower executes and delivers to the Lender, without any cost or expense to the Lender, a release of the Lender, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by The Standard Highline NYC Loan Documents through and including the date of the closing of the Special Transfer, which agreement is required to be in form and substance satisfactory to the Lender and binding on the Transferee Borrower;

(h)       such Special Transfer may not be construed so as to relieve the Borrower of any personal liability under the Notes or any of The Standard Highline NYC Loan Documents for any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer. The Borrower will be released from and relieved of any personal liability under the Notes or any of The Standard Highline NYC Loan Documents for any acts or events occurring or obligations arising after the closing of such Special Transfer which are not caused by or arising out of any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer;

(i)       such Special Transfer may not be construed so as to relieve any guarantor of its obligations under any of The Standard Highline NYC Loan Documents, until a direct or indirect member, partner or shareholder of the Transferee Borrower approved by the Lender in its sole discretion (a “Successor Guarantor”) assumes the obligations of the guarantor and executes such documents as may be required by the Lender to evidence such assumption. The guarantor will be released from and relieved of any of its obligations under any indemnity or guaranty executed in connection with The Standard Highline NYC Whole Loan for any acts or events occurring or obligations arising after the closing of such Special Transfer which are not caused by or arising out of any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer;

(j)       the Transferee Borrower furnishes to the Lender all appropriate documents and instruments evidencing the Transferee Borrower’s capacity, good standing, the authority of the signers to execute the assumption of The Standard Highline NYC Whole Loan and The Standard Highline NYC Loan Documents, which documents and instruments will be required to include certified copies of all documents and instruments relating to the organization and formation of the Transferee Borrower and of the entities, if any, which are direct or indirect members, partners or shareholders of the Transferee Borrower, all of which will be satisfactory to the Lender;

(k)       the Transferee Borrower assumes or acknowledges, as applicable, the obligations of the Borrower under any management agreements pertaining to The Standard Highline NYC Mortgaged Property, if necessary, or cause the new manager and management agreement to satisfy the property management requirements of The Standard Highline NYC Loan Agreement, as applicable;

(l)       the Transferee Borrower furnishes an opinion of counsel satisfactory to the Lender that the acquisition of The Standard Highline NYC Mortgaged Property or the direct or indirect beneficial owner interests in the Borrower, as applicable, and the assumption of The Standard Highline NYC Whole Loan and The Standard Highline NYC Loan Documents by the Transferee Borrower and, to the extent applicable, the Successor Guarantor, was validly authorized, and duly executed and delivered, and constitutes the legal, valid and binding obligations of the Transferee Borrower and the Successor Guarantor, enforceable against each of them in accordance with their respective terms, and with respect to such other matters as the Lender may require;

(m)       the Transferee Borrower provides the Lender with a fully executed copy of (1) the deed covering The Standard Highline NYC Mortgaged Property, or the assignment of beneficial ownership interests in Borrower, as applicable, (2) a bill of sale covering the personal property constituting a part of The Standard Highline NYC Mortgaged Property, if necessary, and (3) an assignment and assumption agreement in respect of the leases, if necessary, in form and substance reasonably satisfactory to the Lender;

(n)       the Transferee Borrower, at its sole cost and expense, provides the Lender, a new substantive non-consolidation opinion with respect to the Transferee Borrower in form and substance satisfactory to the Lender and the applicable Rating Agencies; and

(o)       to the extent not previously exercised, the Transferee Borrower may exercise the right to obtain Future Permitted Mezzanine Debt, subject to satisfaction of the conditions set forth in The Standard Highline NYC Loan Agreement.

A “Qualified Transferee” is one or more of the following:

(a)       a real estate investment trust, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, sovereign wealth fund, government entity or plan, provided that any such person referred to in this clause (a) satisfies the eligibility requirements set forth in The Standard Highline NYC Loan Agreement;

(b)       an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such person referred to in this clause (b) satisfies the eligibility requirements set forth in The Standard Highline NYC Loan Agreement;

(c)       an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the eligibility requirements set forth in The Standard Highline NYC Loan Agreement;

(d)       an investment fund, hedge fund, opportunity fund, limited liability company, limited partnership or general partnership where a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate and satisfying the eligibility requirements set forth in The Standard Highline NYC Loan Agreement or an entity that is otherwise a Qualified Transferee under clauses (a), (b) or (c) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b) or (c) of this definition; or

(e)       any entity controlling, controlled by or under common control with any of the entities that is otherwise a Qualified Transferee under clauses (a), (b), (c) or (d) of this definition and at least 51% of the equity interests in such entity are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b), (c) or (d) of this definition.

A “Rating Comfort Letter” is a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of securities created in a Secondary Market Transaction, provided, however, in the event that, at any given time, no Rating Agencies have elected to consider whether to grant or withhold such an affirmation and the Lender does not otherwise have an approval right with respect to such event, then the term Rating Comfort Letter will be deemed instead to require the written, reasonable approval of the Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Comfort Letter, provided that the foregoing shall be inapplicable in any case in which the Lender has an independent approval right in respect of the matter at issue pursuant to the terms of The Standard Highline NYC Loan Agreement.

Permitted Transfers

The following transfers (“Permitted Transfers”) are permitted under The Standard Highline NYC Loan Documents and do not require consent, approval or confirmation of the Lender or any Rating Agency or other person, upon satisfaction of the following conditions:

(i)       a lease entered into in accordance with The Standard Highline NYC Loan Documents,

(ii)      a Special Transfer in accordance with the requirements described in “—Special Transfer of The Standard Highline NYC Mortgaged Property” above,

(iii)      a Permitted Encumbrance,

(iv)      a Mezzanine Loan Foreclosure,

(v)       so long as no Event of Default is continuing, a transfer of a direct or indirect interest in the Borrower to any Person, provided that (A) such transfer may not (x) cause the transferee (together with its affiliates) to acquire Control of the Borrower or the Borrower Representative or (y) result in a Key Principal no longer possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower or the Borrower Representative through the ownership of voting securities, by contract or otherwise, (B) after giving effect to such transfer, the Key Principal continues to own at least 51% of all equity interests (direct or indirect) in the Borrower, (C) the Borrower gives the Lender notice of such transfer together with copies of all instruments proposed to effect such transfer not less than 10 days prior to the date of such transfer, and (D) the legal and financial structure of the Borrower and its members and the single purpose nature and bankruptcy remoteness of the Borrower and its members after such transfer, satisfies the Lender’s then current applicable underwriting criteria and requirements, or

(vi)      a transfer by devise or for estate planning purposes of any Key Principal’s direct or indirect interests in the Borrower to the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Key Principal, or to a trust for the benefit of such Key Principal or for the benefit of the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Key Principal so long as a Key Principal continues to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower through the ownership of voting securities, by contract or otherwise.

Notwithstanding the foregoing, any Permitted Transfer may not be prohibited by the Management Agreement, and the Borrower will be required to obtain any consents required from the Manager in connection with such Permitted Transfer, otherwise such Permitted Transfer will not be allowed under The Standard Highline NYC Loan Agreement.

“Key Principals” means any of (i) those certain Key Principals identified in a side letter between the Lender and the Borrower, (ii) any replacement approved by the Lender in its sole and absolute discretion or (iii) upon the death or incapacity of a Key Principal, any suggested replacement that is approved by the Lender in its sole and absolute discretion within 30 days of such death or incapacity.

“Mezzanine Loan Foreclosure” means the foreclosure of, assignment in lieu of foreclosure of, or other realization on, the UCC security interests granted in connection with the Mezzanine Loan, which is completed in accordance with the Mezzanine Loan Documents and any intercreditor agreement then existing and related to the Mezzanine Loan.

“Permitted Encumbrances” means, collectively, (i) the liens and security interests created by The Standard Highline NYC Loan Documents, (iii) the liens created by the Future Permitted Mezzanine Debt, (ii) all liens and other matters disclosed in the title insurance policies, (iv) liens, if any, for real estate taxes or other charges not yet due and payable and not delinquent, (v) liens that may exist in favor of the Manager pursuant to the Management Agreement or under law, (vi) any workers’, mechanics’ or other similar liens on The Standard Highline NYC Mortgaged Property provided that any such lien is bonded or discharged within 30 days after the Borrower first receives notice of such lien, (vii) the rights of the tenants, as tenants only under prior unrecorded leases, and (viii) such other title and survey exceptions as the Lender approves in writing in the Lender’s discretion.

Additional Indebtedness

The Borrower is not permitted to directly or indirectly create, incur or assume any indebtedness other than (i) The Standard Highline NYC Whole Loan, (ii) obligations to tenants under leases, (iii) obligations to third parties under customary hotel transactions, (iv) obligations owed to the Manager and its affiliates under the Management Agreement, (v) obligations owed to a Qualified Franchisor under any Replacement Franchise Agreement, and (vi) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of The Standard Highline NYC Mortgaged Property which do not exceed, at any time, a maximum amount of 4% of the original amount of the outstanding principal balance of The Standard Highline NYC Whole Loan and are paid within 30 days of the date incurred, but excluding from such trade payables any trade payables that are advanced booking deposits to the extent such deposits are refundable (collectively, “Permitted Indebtedness”).

Alterations

The Borrower may, without the Lender’s consent, perform alterations to the “Improvements” (as defined in The Standard Highline NYC Loan Documents) and equipment located at or on The Standard Highline NYC Mortgaged Property which (i) do not constitute a Material Alteration, (ii) do not adversely affect the Borrower’s financial condition or the value or Net Operating Income of The Standard Highline NYC Mortgaged Property and (iii) are in the ordinary course of the Borrower’s business. The Borrower may not perform any Material Alteration without the Lender’s prior written consent, which consent will not be unreasonably withheld or delayed. The Lender may, as a condition to giving its consent to a Material Alteration, require that the Borrower deliver to the Lender security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by the Lender. The Borrower will be required to reimburse the Lender upon demand for all out–of–pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by the Lender) incurred by the Lender in reviewing plans and specifications or in making any determinations necessary to implement the alterations provisions of The Standard Highline NYC Loan Agreement.

A “Material Alteration” means any (i) individual alteration affecting (A) structural elements of The Standard Highline NYC Mortgaged Property, (B) a roof of The Standard Highline NYC Mortgaged Property or (C) any building system of The Standard Highline NYC Mortgaged Property, or (ii) non-structural alteration the cost of which exceeds $1,500,000; provided, however, that in no event will any of the following constitute a Material Alteration (a) any required repairs, (b) any repairs required by a governmental authority, (c) any tenant improvement work performed pursuant to any lease existing on the Origination Date or entered into in accordance with the provisions of The Standard Highline NYC Loan Agreement, (d) any repairs made pursuant to and in accordance with the Management Agreement (including without limitation to the extent set forth in any capital plan or budget prepared by the Manager), (e) alterations performed as part of a restoration, or (f) a façade remediation.

Leases and Material Agreements

Leases

All renewals of leases and all proposed leases will be required to provide for rental rates and terms comparable to then-existing local market rates and will be required to be arm’s length transactions with bona fide, independent third-party tenants.

Approvals

The Borrower may not enter into a proposed lease or a proposed renewal, extension or modification of an existing lease or the assignment of a Material Lease without the prior written consent of the Lender, which consent may not, so long as no Loan Event of Default is continuing, be unreasonably withheld or delayed. Notwithstanding the foregoing, the Lender’s prior consent will not be required for a lease that: (i) has a term for no longer than 12 months and the aggregate of such leases demises space not to exceed more than 7,000 square feet or (ii) has a term for no longer than 30 days and the aggregate of such leases demises space not to exceed three floors of hotel space.

Risk Management

Insurance

The Borrower, at its sole cost, for the mutual benefit of the Borrower and the Lender, is required to obtain and maintain during the entire term of The Standard Highline NYC Whole Loan, the following policies of insurance:

(a)       Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, flood (if applicable), earthquake (if applicable), windstorm/hail, vandalism, and malicious mischief, boiler and machinery and coverage for damage or destruction caused by the acts of terrorists, both foreign and domestic (or such policies may have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to The Standard Highline NYC Mortgaged Property in nature, use, location, height, and type of construction. Such insurance policy must also (A) provide coverage for “Ordinance or Law”, coverage for loss to the Improvements, demolition and increased cost of construction (which insurance for demolition and increased cost of construction may contain a sub–limit satisfactory to the Lender), (B) be in an amount equal to the greater of (i) 100% of the then replacement cost of the Improvements without deduction for physical depreciation, and (ii) such amount as is necessary so that the insurer would not deem the Borrower a co–insurer under such policies, (C) having deductibles no greater than $25,000 per occurrence, (D) being paid annually in advance, (E) contain either no coinsurance or, if coinsurance, an agreed amount endorsement, (F) contain a replacement cost endorsement with a waiver of depreciation, and cover, without limitation, all tenant improvements and betterments that the Borrower is required to insure pursuant to any lease on a replacement cost basis. If the property insurance required by the foregoing is not obtained by blanket insurance policies, the insurance policy is required to be endorsed to also provide guaranteed building replacement cost of the Improvements and such tenant improvements in an amount to be subject to the consent of the Lender, which consent may not be unreasonably withheld, but in all events, not less than would be required to restore The Standard Highline NYC Mortgaged Property following a Casualty. If policy is written as part of a blanket insurance policy, the Borrower will provide the Lender with a complete schedule of locations and values for properties associated with the blanket policy for the New York metropolitan area, and will notify the Lender before any other locations in the New York metropolitan area are added to the blanket policy. Notwithstanding the foregoing, the Borrower may add properties to the Borrower’s master property insurance policy without limitation and without notice to the Lender, provided however, that with respect only to properties located in the New York metropolitan area, (i) the aggregate total insurable value for all New York metropolitan area-located properties including The Standard Highline NYC Mortgaged Property does not exceed $900,000,000, and (ii) upon written request by the Lender, the Borrower provides, within 10 business days, the respective statement of values for such New York metropolitan area-located properties. Further, the Borrower is required to continue to maintain their current blanket limits of coverage, and the Lender will be named “mortgagee” and the “lender’s loss payable” on a standard mortgagee endorsement.

(b)       Flood insurance if any part of The Standard Highline NYC Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, in an amount at least equal to the lesser of: (a) the greater of (x) the then full replacement cost of The Standard Highline NYC Mortgaged Property without deduction for physical depreciation and (y) the unpaid principal balance and (b) the maximum limit of coverage available under the National Flood Insurance Plan with respect to The Standard Highline NYC Mortgaged Property; provided, however, that the Lender will be entitled to require flood insurance in amounts greater than the foregoing, in its discretion. If flood insurance is required, the maximum deductible allowable on the primary layer of coverage will be $10,000.

(c)       Public liability insurance, including terrorism, to be written on an occurrence basis with no deductible or self–insured retention unless otherwise approved by Lender in advance and in writing, including (a) “commercial general liability insurance”, (b) “owned”, “hired” and “non-owned auto liability”; and (c) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage and including dram shop or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at The Standard Highline NYC Mortgaged Property and including garagekeeper’s legal liability at any time valet parking is provided at the property, such insurance providing in combination not less than $1,000,000 per occurrence, not less than $2,000,000 in the annual aggregate and not less than $50,000,000 umbrella, each on a per location basis. If aggregate limits are shared with other locations, the coverage will include either (A) a “per location aggregate endorsement” or (B) the amount of umbrella liability insurance to be provided will not be less than $50,000,000 in excess of the umbrella coverage set forth in the preceding sentence. The policies described in this paragraph also include coverage for elevators, escalators, independent contractors, “contractual liability” (covering, to the maximum extent permitted by law, the Borrower’s obligation to indemnify the Lender as required under The Standard Highline NYC Loan Documents), “products” and “completed operations liability” coverage.

(d)       Rental loss or business interruption insurance including terrorism (a) with the Lender being named as “Lender Loss Payee”, (b) in an amount equal to 100% of the projected gross revenues from The Standard Highline NYC Mortgaged Property during the period of restoration but not less than 18 months; and (c) containing an extended period of indemnity endorsement of not less than 6 months which provides that after the physical loss to The Standard Highline NYC Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 24 months from the date that The Standard Highline NYC Mortgaged Property is damaged, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance is required to be increased from time to time during the term of The Standard Highline NYC Whole Loan as and when the estimated or actual gross revenues from The Standard Highline NYC Mortgaged Property increase.

(e)       To the extent such equipment exists on The Standard Highline NYC Mortgaged Property, comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that the Borrower is required to insure pursuant to the lease on a replacement cost basis or such other amount as approved by the Lender in its discretion.

(f)       If applicable, worker’s compensation insurance with respect to any employees of the Borrower, as required by any applicable law.

(g)       During any period of repair or restoration, builder’s “all–risk” insurance on a “Completed Value Basis” in an amount equal to not less than the full, completed insurable value of The Standard Highline NYC Mortgaged Property, against such risks (including fire and extended coverage and collapse of The Standard Highline NYC Mortgaged Property to agreed limits) as the Lender may request, in form and substance and with deductibles acceptable to the Lender, and consistent with the insurance requirements described in clause (i) above.

(h)       Such other insurance or higher limits on The Standard Highline NYC Mortgaged Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required pursuant to the terms of the Management Agreement or by the Lender against other insurable hazards or casualties which at the time are commonly insured against in the case of property similarly situated including, without limitation, sinkhole, mine subsidence and environmental insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy.

(i)       Lender’s environmental collateral protection insurance related to The Standard Highline NYC Mortgaged Property issued by Steadfast Insurance Company with an expiration date of not earlier than October 27, 2027, with a three year tail with the Lender and its successors and assigns as the named insured.

All insurance provided for above is required to be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and is subject to the approval of the Lender as to form and substance, including amounts, form, deductibles, loss payees and insureds. Not less than 30 days prior to the expiration dates of the Policies theretofore furnished to the Lender, certificates of insurance evidencing the Policies (and copies of such Policies) accompanied by evidence satisfactory to the Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), are required to be delivered by the Borrower to the Lender. If the Borrower does not furnish such evidence and receipts at least 10 days prior to the expiration of any expiring Policy, then the Lender may, but will not be obligated to procure such insurance and pay the related Insurance Premiums, and the Borrower will be required to reimburse the Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate.

As of the Origination Date, the Borrower’s insurance coverage described under clause (a) above is through a blanket policy that satisfies the requirements of The Standard Highline NYC Loan Agreement.

Unless otherwise approved by the Lender in writing in advance of placement, all Policies of insurance provided for in The Standard Highline NYC Loan Agreement, are required to:

(i)       be issued by companies approved by the Lender and licensed and/or authorized to do business in the state, with a claims paying ability rating of “A-” or better by S&P (and the equivalent by any other Rating Agency) and a rating of A:X or better in the current Best’s Insurance Reports;

(ii)       name the Lender and its successors or assigns as their interests may appear as the mortgagee and “lender’s loss payee” (in the case of property, business personal property, and rent loss or business interruption insurance) and an additional insured (in the case of liability insurance);

(iii)      contain (in the case of property insurance) a “non–contributory standard mortgagee clause” and a “lender’s loss payable endorsement”, or their equivalents, naming the Lender as the person to which all payments made by such insurance company will be paid;

(iv)      contain provisions permitting the Borrower to waive its right of subrogation against the Lender;

(v)       be assigned and the originals thereof delivered to the Lender;

(vi)      contain such provisions as the Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither the Borrower, the Lender nor any other party may be a co–insurer under the Policies, (B) that the Lender will receive at least 30 days’ prior written notice of cancellation of any of the property Policies (at least 10 days’ prior written notice of cancellation due to nonpayment of premium), and when available, liability policies (provided, however, that if such notice provisions are not available in any of the liability policies, the Borrower will provide the required notice to the Lender), (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against the Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (D) providing that the Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non–payment of premiums; and

(vii)     in the event any insurance policy (except for general public and other liability and workers compensation insurance) contains breach of warranty provisions, such policy is required to provide that with respect to the interest of the Lender, such insurance policy will not be invalidated by and will insure the Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by the Lender pursuant to any provision of The Standard Highline NYC Loan Documents.

Casualty

If The Standard Highline NYC Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) and the casualty is in excess of $2,000,000, the Borrower will be required to give prompt notice thereof to the Lender. Following the occurrence of a Casualty, the Borrower, regardless of whether insurance proceeds are available, will be required to promptly proceed to restore, repair, replace or rebuild The Standard Highline NYC Mortgaged Property in accordance with applicable legal requirements and with the franchise agreement to be of at least equal value and of substantially the same character as prior to such damage or destruction. If a Casualty covered by any of the Policies occurs where the loss does not exceed $2,000,000 and no Loan Event of Default has occurred and is continuing, the Borrower may settle and adjust any claim (and collect the insurance proceeds with respect to) without the prior consent of the Lender; provided such adjustment is carried out in a competent and timely manner. With respect to any Casualty in which the Casualty loss equals or exceeds $2,000,000 the Lender may in its sole discretion, but following good faith consultation discussions with the Borrower, settle and adjust any claim without the consent of the Borrower and agree with the insurer(s) on the amount to be paid on the loss.

Condemnation

The Borrower is required to promptly give the Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting The Standard Highline

NYC Mortgaged Property (a “Condemnation”) and is required to deliver to the Lender copies of any and all papers served in connection with such proceedings. The Lender has the exclusive power to collect, receive and retain any award of payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), the Borrower will be required to continue to pay The Standard Highline NYC Whole Loan at the time and in the manner provided for in The Standard Highline NYC Loan Documents and The Standard Highline NYC Whole Loan will not be reduced until any Award has been actually received and applied by the Lender, after the deduction of expenses of collection, to the reduction or discharge of the debt. The Lender will not be limited to the interest paid on the Award by the condemning authority but will be entitled to receive out of the Award interest at the rate or rates provided in the Notes. If The Standard Highline NYC Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the Lender of such Award, the Lender will have the right, whether or not a deficiency judgment on the Notes is recoverable or has been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay The Standard Highline NYC Whole Loan. The Borrower will cause any Award that is payable to the Borrower to be paid directly to the Lender, and the Lender will hold such Award in the Casualty and Condemnation Subaccount for disbursement in accordance with The Standard Highline NYC Loan Agreement.

Following the occurrence of a Condemnation, the Borrower, regardless of whether an Award is available, is required to promptly proceed to restore, repair, replace or rebuild The Standard Highline NYC Mortgaged Property (a “Restoration”) in accordance with applicable legal to requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

Restoration

Following a Casualty or Condemnation, the following provisions will apply in connection with a Restoration:

If an insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than 15% of the unpaid aggregate balance of The Standard Highline NYC Whole Loan and any New Mezzanine Loan (as defined in The Standard Highline NYC Loan Agreement), (ii) in the reasonable judgment of the Lender, The Standard Highline NYC Mortgaged Property can be restored within the earliest to occur of (w) 18 months from the date of the insured Casualty or Condemnation, (x) six months before the Stated Maturity Date, (y) the expiration of the rental or business interruption insurance with respect thereto, and (z) the date required for such restoration pursuant to the terms of the Management Agreement, to The Standard Highline NYC Mortgaged Property’s pre-existing condition and utility as existed immediately prior to such insured casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the insured casualty or Condemnation, and after such restoration will adequately secure The Standard Highline NYC Whole Loan and (iii) no Event of Default has occurred and is continuing, and (iv) the Management Agreement is not terminated as a result of such Casualty or Condemnation, then the insurance proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by the Lender) will be applied to reimburse the Borrower for the cost of such Restoration. The Borrower is required to commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event will the Lender be obligated to apply the insurance proceeds or Award to reimburse the Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) the Borrower pays (and if required by the Lender, the Borrower deposits with the Lender in advance) all costs of such Restoration in excess of the net amount of the insurance proceeds or the Award to be made available pursuant to the terms of The Standard Highline NYC Loan Agreement; and (y) the Lender has received evidence reasonably satisfactory to it that during the period of the Restoration, the gross revenues from The Standard Highline NYC Mortgaged Property will be at least equal to the sum of the operating expenses and the scheduled interest payments due under the Notes with respect to the applicable period as reasonably determined by the Lender.

Except as described in the paragraph immediately above, any insurance proceeds or Award may, at the option of the Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Notes, (ii) the unpaid outstanding principal balance of The Standard Highline NYC Whole Loan and (iii) other charges due under the Notes or any of The Standard Highline NYC Loan Documents or applied to reimburse the Borrower for the cost of any Restoration, in the manner described in the paragraph immediately below. Any such prepayment of The Standard Highline NYC Whole Loan will otherwise be without any Yield Maintenance Premium, unless a Loan Event of Default has occurred and is continuing at the time the insurance proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event, if such prepayment is occurring prior to the Open Prepayment Date, the Borrower will be required to pay to the Lender an additional amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of the insurance proceeds or Award applied to the unpaid outstanding principal balance of The Standard Highline NYC Whole Loan. After any such application to the unpaid principal, the remaining unpaid principal will be reamortized over the remaining term of The Standard Highline NYC Whole Loan.

If the Borrower is entitled to reimbursement out of the insurance proceeds or an Award held by the Lender, such insurance proceeds or Award will be disbursed from time to time from the Casualty and Condemnation Subaccount upon the Lender being furnished with:

(i)       evidence satisfactory to the Lender of the estimated cost of completion of the Restoration,

(ii)      a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to the Lender,

(iii)      prior to the commencement of Restoration, all immediately available funds in addition to the insurance proceeds or Award that in the Lender’s judgment are required to complete the proposed Restoration,

(iv)      such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as the Lender may reasonably require and approve in Lender’s discretion, and

(v)       all plans and specifications and construction contracts for such Restoration, such plans and specifications and construction contracts to be approved by the Lender prior to commencement of any work.

The Lender may, at the Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval will also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration may exceed 90% of the value of the work performed from time to time (provided, however, that the Borrower will be permitted to pay in full any subcontractors who have fully completed their work); funds other than the insurance proceeds or Award will be disbursed prior to disbursement of such insurance proceeds or Award; and at all times, the undisbursed balance of such insurance proceeds or Award remaining in the hands of the Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of the Lender by or on behalf of the Borrower for that purpose, are required to be at least sufficient in the reasonable judgment of the Lender to pay for the cost of completion of the Restoration, free and clear of all liens or claims for lien. Provided no Loan Event of Default is then continuing, any surplus that remains out of the insurance proceeds held by the Lender after payment of such costs of Restoration will be paid to the Borrower. Any surplus that remains out of the Award received by the Lender after payment of such costs of Restoration will, in the discretion of the Lender, be retained by the Lender and applied to payment of The Standard Highline NYC Whole Loan or returned to the Borrower.

Notwithstanding the foregoing, if immediately following a release of any portion of the lien of the mortgage following a Condemnation (but taking into account any proposed Restoration of the remaining portion of The Standard Highline NYC Mortgaged Property that remains subject to the lien), the ratio of the unpaid principal balance of The Standard Highline NYC Whole Loan to the value of those portions of

The Standard Highline NYC Mortgaged Property that remain subject to the lien is greater than 125% (such value to be determined, in the Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust, based solely on real property and excluding any personal property and going concern value, if any), the outstanding principal balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of the Lender’s costs and expenses and any other fees and expenses that have been approved by the Lender), (ii) the fair market value of the released property at the time of the release or (iii) an amount such that the loan-to-value ratio (as determined by the Lender) does not increase after the release unless the Lender receives an opinion of counsel that if such amount is not paid, the Trust will not fail to maintain its status as a REMIC trust as a result of the related release of such portion of the lien of the mortgage.

Annual Budget

Annual Budget

The Borrower is required to prepare and submit (or cause the Manager to prepare and submit) to the Lender by December 15th of each year during the term of The Standard Highline NYC Whole Loan for approval by the Lender, which approval not to be unreasonably withheld or delayed, a proposed pro forma budget for The Standard Highline NYC Mortgaged Property for the succeeding calendar year (the “Annual Budget”) provided that, as it relates to items covered by the Management Agreement only, the Lender’s rights of approval are subject to the limitations set forth in the Management Agreement, and, promptly after preparation thereof, any revisions to such Annual Budget. To the extent of any dispute as to the Annual Budget, the prior year’s Annual Budget will be deemed to continue in effect for the current period for the disputed items, (a) adjusted by the lesser of (1) the CPI Increase (as defined in the Management Agreement) and (2) the Percentage Increase (as defined in the Management Agreement), in each case over the fiscal year that just ended, (b) adjusted by the actual increases in utility, tax, insurance or similar uncontrolled third-party costs and (c) subject to anticipated increases to operating expenses as a result of increases or projected increases in occupancy at The Standard Mortgaged Property.

The annual budget is required to consist of (i) an operating expense budget showing, on a month–by–month basis, in reasonable detail, each line item of the Borrower’s anticipated operating income and operating expenses, whether covered under the Management Agreement or otherwise, (on a cash and accrual basis), including amounts required to establish, maintain or increase any monthly payments required under The Standard Highline NYC Loan Agreement, and (ii) a capital expense budget showing, on a month–by–month basis, in reasonable detail, each line item of anticipated capital expenses.

Financial Reporting

The Borrower is required to keep and maintain proper and accurate books and records, in accordance with GAAP (as the same may be modified by the Uniform System of Accounts for the Lodging Industry, 11th edition (or most current edition) (“USALI”)), or any other accounting method, consistently applied, and the requirements of Regulation AB, if requested, reflecting the financial affairs of the Borrower and all items of income and expense and any services, equipment or furnishings provided in connection with the operation of The Standard Highline NYC Mortgaged Property.

Monthly Reports

Within 60 days after the end of each calendar month, the Borrower is required to deliver to the Lender:

(i)       monthly and year-to-date operating statements, noting Net Operating Income and other required information necessary and sufficient under GAAP (as the same may be modified by the USALI) or any other accounting method, consistently applied reflecting the financial position and results of operating of The Standard Highline NYC Mortgaged Property during such calendar month, all in form satisfactory to Lender in its reasonable discretion;

(ii)      a balance sheet for such calendar month;

(iii)      a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for The Standard Highline NYC Mortgaged Property, together with a detailed explanation of any variances of 10% or more between budgeted and actual amounts for such period and year-to-date;

(iv)      a statement of the actual capital expenses made by the Borrower during each calendar quarter as of the last day of such calendar quarter;

(v)       a statement that the Borrower has not incurred any indebtedness other than as permitted under The Standard Highline NYC Loan Agreement;

(vi)      an aged receivables report;

(vii)     rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each lease, date to which paid, term of lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of The Standard Highline NYC Mortgaged Property and the total base rent attributable to leases expiring each year, and a delinquency report for the monthly occupancy statistics for The Standard Highline NYC Mortgaged Property (including an average daily room rate and RevPAR calculations);

(viii)    rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each lease, date to which paid, term of lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to the tenants, and a year–by–year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to the leases expiring each year) and a delinquency report for monthly occupancy statistics for The Standard Highline NYC Mortgaged Property (including an average daily room rate and RevPAR calculations);

(ix)     monthly, the most current Smith Travel Research Reports (or, if Smith Travel Research Reports are no longer produced, a replacement thereof reasonably acceptable to the Lender) then available to the Borrower, reflecting market penetration and relevant hotel properties competing with The Standard Highline NYC Mortgaged Property; and

(x)      monthly, all quality assurance reports of inspection or compliance received by the Borrower in such month from the Manager under the Management Agreement.

Each monthly financial statement is required to be accompanied by a Borrower’s certificate certifying (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of The Standard Highline NYC Mortgaged Property and has been prepared in accordance with GAAP (as the same may be modified by the USALI) or any other accounting method, consistently applied and (2) whether (to Borrower’s knowledge) there exists a Default or Event of Default, and if so, the nature of such default, the period of time it has existed and the action being taken to remedy it.

“Net Operating Income” means, for any period, the actual net operating income of The Standard Highline NYC Mortgaged Property after deducting deposits to (but not withdrawals from) any reserves required under The Standard Highline NYC Loan Documents.

Annual Reports

Within 120 days after each calendar year, the Borrower is required to deliver to the Lender unaudited financial statements of Borrower in form and content reasonably acceptable to the Lender, prepared in accordance with GAAP (as the same may be modified by the USALI) or any other accounting method, consistently applied, and containing balance sheets and statements of profit and loss for

Borrower and The Standard Highline NYC Mortgaged Property in such detail as Lender may reasonably request. Each such statement will be required to set forth the financial condition and the income and expenses for The Standard Highline NYC Mortgaged Property for the immediately preceding calendar year, including statements of annual Net Operating Income and will be accompanied by a Borrower’s certificate certifying (1) that such statement is true, correct, complete and accurate in all material respects and presents fairly in all material respects the financial condition of The Standard Highline NYC Mortgaged Property and has been prepared in accordance with GAAP (as the same may be modified by the USALI) or any other accounting method consistently applied and (2) whether, to Borrower’s knowledge, there exists a Default or Loan Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

Other Reports

The Borrower is required to deliver to the Lender, within 10 business days of request, such further detailed information with respect to the operation of The Standard Highline NYC Mortgaged Property and the financial affairs of the Borrower, the Borrower Representative or the Manager as may be reasonably requested by the Lender or any Rating Agency; provided that with respect to the operation of The Standard Highline NYC Mortgaged Property or in the case of the Manager, only to the extent any such information is not in the Borrower’s possession and is required to be provided by the Manager to the Borrower pursuant to the Management Agreement, in which event notwithstanding the 10 business day period set forth herein, such information is required to be provided to the Lender promptly after receipt from the Manager.

Breach

If the Borrower fails to provide to the Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required under the financial reporting provisions of The Standard Highline NYC Loan Agreement within the later of (i) 30 days after the date upon which such Required Record is due or (ii) promptly upon receipt from the Manager, the Borrower will be required to pay to the Lender, at the Lender’s option and in its discretion, an amount equal to $10,000 for each Required Record that is not delivered; provided that the Lender has given the Borrower at least 15 days prior notice of such failure. In addition, 30 days after the Borrower’s failure to deliver any Required Records, the Lender will have the option, upon 15 days’ notice to the Borrower to gain access to the Borrower’s books and records and prepare or have prepared at the Borrower’s expense, any Required Records not delivered by the Borrower.

Representations and Warranties

The Borrower made the representations and warranties in The Standard Highline NYC Loan Agreement set forth in Exhibit C to this offering circular as of the Origination Date.

SPE Covenants

The Borrower has represented and warranted to, and covenanted with, the Lender that the Borrower will at all times during the term of The Standard Highline NYC Whole Loan be a “Special Purpose Entity”, which means a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter:

(i)       was and will be organized solely for the purpose of (A) acquiring, owning, holding, leasing, operating, managing, maintaining, developing and improving The Standard Highline NYC Mortgaged Property or (B) acting as a general partner of the limited partnership that owns The Standard Highline NYC Mortgaged Property or member of the limited liability company that owns The Standard Highline NYC Mortgaged Property;

(ii)       has not engaged and will not engage in any business unrelated to (A) the acquisition, ownership, holding, leasing, operating, managing, maintenance, development and improvement of The Standard Highline NYC Mortgaged Property, (B) acting as general partner of the limited partnership that owns The Standard Highline NYC Mortgaged Property or (C) acting as a member of the limited liability company that owns The Standard Highline NYC Mortgaged Property, as applicable;

(iii)      has not had and will not have any assets other than those related to The Standard Highline NYC Mortgaged Property or its partnership or member interest in the limited partnership or limited liability company that owns The Standard Highline NYC Mortgaged Property, as applicable;

(iv)      has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by The Standard Highline NYC Loan Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);

(v)       if such entity is a limited partnership, has and will have, as its only general partner a special purpose entity that is a corporation or limited liability company;

(vi)      if such entity is a corporation, has and will have at least two Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless all of the directors (including any Independent Directors) have participated in such vote;

(vii)     has not, and without the unanimous consent of all of its partners, directors or members (including any Independent Director or Independent Manager), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, take any bankruptcy action;

(viii)    has maintained and will intend to maintain adequate capital in light of its contemplated business operations; provided, however, the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower or restore any negative capital accounts;

(ix)      has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(x)      has maintained and will maintain its books, records, resolutions and agreements as official records separate from any other Person;

(xi)     has maintained and will maintain its books, records, resolutions and agreements as official records separate from any other Person;

(xii)     has not commingled and will not commingle its funds or assets with those of any other Person;

(xiii)    has held and will hold all of its assets solely in its own name;

(xiv)    has conducted and will conduct its business in its name only, and has not and will not use any trade name;

(xv)     has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xvi)    has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets, provided, however, the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower or restore any negative capital accounts;

(xvii)   has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xviii)  has maintained and will maintain an arm’s–length relationship with its “Affiliates” (as defined in The Standard Highline NYC Loan Agreement);

(xix)    (a) if such entity owns The Standard Highline NYC Mortgaged Property, has and will have no indebtedness other than the Permitted Indebtedness, or (b) if such entity acts as the general partner of a limited partnership which owns The Standard Highline NYC Mortgaged Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns The Standard Highline NYC Mortgaged Property which (1) do not exceed, at any time, $50,000 and (2) are payable within 30 days of when incurred; or (c) if such entity acts as a managing member of a limited liability company which owns The Standard Highline NYC Mortgaged Property, has and will have no indebtedness other than (i) unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns The Standard Highline NYC Mortgaged Property which (1) do not exceed, at any time, $50,000 and (2) are payable within 30 days of when incurred and (ii) Future Permitted Mezzanine Debt; provided, however, the foregoing clauses (a) through (c) will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower or restore any negative capital accounts;

(xx)    except in connection with any Future Permitted Mezzanine Debt, has not and will not assume or guarantee or become obligated for the debts or obligations of any other Person or hold out its credit or assets as being available to satisfy the debts or obligations of any other Person except for The Standard Highline NYC Whole Loan;

(xxi)    has not and will not acquire obligations or securities of its partners, members or shareholders;

(xxii)   has allocated and will allocate fairly and reasonably shared expenses, including shared office space, with its Affiliates and has used and will use and uses separate stationery, invoices and checks bearing its own name;

(xxiii)  except in connection with The Standard Highline NYC Whole Loan or any Future Permitted Mezzanine Debt, has not pledged and will not pledge its assets or credit for the benefit of any other Person;

(xxiv)  has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxv)   has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxvi)  has not made and will not make loans to any Person;

(xxvii)  has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxviii) has not entered into or been a party to, and will not enter into or be a party to, any transaction, contract or agreement with its partners, members, shareholders or Affiliates, or any partners, members, shareholders or Affiliates thereof, except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and substantially similar to those of an arm’s–length transaction with an unrelated third party;

(xxix)  has and will have no obligation to indemnify its partners, officers, directors, members or special members, as the case may be, or has such an obligation that is fully subordinated to the debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the debt is insufficient to pay such obligation;

(xxx)  has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(xxxi)  has not and will not list its assets as assets on the financial statement of any other Person, provided, however, the Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation is made on such consolidated financial statement to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet;

(xxxii) has filed and will file its own tax return separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and has paid and to the extent there is sufficient cash flow from the operation of The Standard Highline NYC Mortgaged Property to do so, will pay any taxes required to be paid under applicable law solely from its own funds;

(xxxiii) has not held out the assets or credit of any other and will not hold out the assets or credit of any other Person as being available to satisfy any of its debts or obligations;

(xxxiv) has not held itself out and will not hold itself out as having agreed to pay indebtedness of any other Person; and

(xxxv) will consider its own interest, including the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.

“Independent Director” means in the case of a corporation, a natural person who, for the five year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not, directly or indirectly:

(i)       an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the corporation or any of its Affiliates (other than his or her service as an Independent Director of the corporation),

(ii)       a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the corporation or any of its shareholders or Affiliates (other than his or her service as an Independent Director if such Person has been provided by a nationally–recognized company that provides professional independent directors),

(iii)     a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or

(iv)      any member of the immediate family (including a grandchild or sibling) of a person described in clauses (i), (ii) or (iii) immediately above. A natural person who otherwise satisfies the foregoing definition will not be disqualified from serving as an Independent Director of the corporation because such person is an independent director of a “Special Purpose Entity” affiliated with the corporation that does not own a direct or indirect equity interest in the corporation or any entity that is a co–borrower with the corporation if such individual is an independent director provided by a nationally–recognized company that provides professional independent directors.

“Independent Manager” means in the case of a limited liability company, (a) a member that is a single purpose entity, (b) a single purpose entity that is not a member or (c) a natural person who, for the five year period prior to his or her appointment as Independent Manager is not, directly or indirectly:

(i)       an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the limited liability company or any of its Affiliates (other than his or her service as an Independent Manager or Special Member of the limited liability company),

(ii)       a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the limited liability company or any of its members or Affiliates (other than his or her service as an Independent Manager if such Person has been provided by a nationally–recognized company that provides professional independent managers),

(iii)      a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or

(iv)      any member of the immediate family (including grandchildren or siblings) of a person described in clauses (i), (ii) or (iii) immediately above. A natural person who otherwise satisfies the foregoing definition will not be disqualified from serving as an Independent Manager of the limited liability company because such person is an independent manager of a “Special Purpose Entity” affiliated with the limited liability company that does not own a direct or indirect equity interest in the limited liability company or any entity that is a co–borrower with the limited liability company if such individual is an independent manager provided by a nationally–recognized company that provides professional independent managers.

Other Covenants of the Borrower

The Borrower is required to comply with certain covenants including, without limitation, to comply in all material respects with all legal requirements, insurance requirements and all material contractual obligations by which the Borrower is legally bound.

Loan Events of Default

Events of default under The Standard Highline NYC Loan Documents (each a “Loan Event of Default” ) include, with respect to The Standard Highline NYC Whole Loan and the Borrower, the following:

(a)       any portion of the debt is not paid when due or any other amount described under “Cash Management—Property Cash Flow Allocation” (other than amounts payable pursuant to clause Ninth) is not paid in full when due (unless sufficient funds are available in the relevant subaccount on the applicable date);

(b)       any of the Taxes are not paid prior to delinquency (unless the Lender is paying such Taxes pursuant to the cash management provisions of The Standard Highline NYC Loan Agreement), subject to the Borrower’s right to contest real property taxes in accordance with The Standard Highline NYC Loan Agreement;

(c)       the Policies are not kept in full force and effect, or are not delivered to Lender (in each case unless the Lender is paying the premiums for such Policies pursuant to The Standard Highline NYC Loan Agreement) within 10 business days of the Lender’s request;

(d)       a transfer other than a Permitted Transfer occurs;

(e)       any representation or warranty made in The Standard Highline NYC Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or guarantor in connection with any of The Standard Highline NYC Loan Documents, will be false or misleading in any material respect as of the date the representation or warranty was made;

provided, however, if such misrepresentation was unintentional and deemed by the Lender to be immaterial, the Borrower will have 30 days from the Lender’s demand to update such representation;

(f)       the Borrower, the Borrower Representative or the guarantor (i) makes an assignment for the benefit of creditors or (ii) is generally not be paying its debts as they become due;

(g)       a receiver, liquidator or trustee is appointed for the Borrower, the Borrower Representative or the guarantor; or the Borrower, the Borrower Representative or the guarantor is adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Borrower, the Borrower Representative or the guarantor, as the case may be; or any proceeding for the dissolution or liquidation of the Borrower, the Borrower Representative or the guarantor will be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrower, the Borrower Representative or the guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within 120 days;

(h)       a breach of any covenant contained in certain specifically referenced sections of The Standard Highline NYC Loan Agreement containing covenants relating to change in business or operation of The Standard Highline NYC Mortgaged Property or certain prohibited actions or prohibited transfers provisions of The Standard Highline NYC Loan Agreement;

(i)       except as expressly permitted under The Standard Highline NYC Loan Agreement, the actual or threatened alteration, improvement, demolition or removal of all or any of portion of The Standard Highline NYC Mortgaged Property without the prior written consent of the Lender where required under The Standard Highline NYC Loan Documents or the physical waste of any portion of The Standard Highline NYC Mortgaged Property;

(j)       a Loan Event of an Default as defined or described elsewhere in The Standard Highline NYC Loan Agreement or in any of The Standard Highline NYC Loan Documents occurs;

(k)       a default occurs under any term, covenant or provision set forth in The Standard Highline NYC Loan Agreement or in any of The Standard Highline NYC Loan Documents which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l)       any of the assumptions contained in any substantive non–consolidation opinion, delivered to the Lender by the Borrower’s counsel in connection with The Standard Highline NYC Whole Loan or otherwise under The Standard Highline NYC Loan Agreement, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect;

(m)       a default is continuing under any of the other terms, covenants or conditions of The Standard Highline NYC Loan Agreement or any of The Standard Highline NYC Loan Documents, for 10 days after notice to the Borrower (or the guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from the Lender in the case of any other default; provided, however, that if such non–monetary default is susceptible of cure but cannot reasonably be cured within such 30 day period, and the Borrower (or the guarantor, if applicable) have commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for an additional period of time as is reasonably necessary for the Borrower (or the guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed 60 days; or

(n)       the Borrower fails to comply fully, completely and timely with the covenants and agreements set forth in Article 9 of The Standard Highline NYC Loan Agreement relating to Secondary Market Transactions, and (for the first breach only) does not cure such failure within 10 days after written notice from the Lender;

(o)       the Borrower voluntarily terminates or cancels the Management Agreement without the Lender’s prior written consent or enters into any Replacement Franchise Agreement without the Lender’s prior written consent, if required according to the terms and conditions of The Standard Highline NYC Loan Documents, or operates The Standard Highline NYC Mortgaged Property under the name of any hotel chain or system other than “Marriott Oakland” without the Lender’s prior written consent, if required according to the terms and conditions of The Standard Highline NYC Loan Documents;

(p)       either (i) the termination of the Management Agreement by the Manager prior to the expiration date of the Management Agreement, or (ii) the expiration of the term of the Management Agreement prior to the Maturity Date, and, in either such event, either (A) the Borrower fails to renew the term of the Management Agreement or replace such Management Agreement within 60 days of such termination or expiration with a Replacement Management Agreement and, if applicable, a Replacement Franchise Agreement, as required under The Standard Highline NYC Loan Agreement, or (B) the Borrower fails to provide the Lender with a comfort letter, tri-party agreement or other agreement among such Manager or replacement manager or franchisor (as applicable), the Lender and the Borrower that contains terms reasonably acceptable to the Lender or to pay any cost or fees associated with such comfort letter, tri party agreement, other agreement or replacement of any of the foregoing agreements;

(q)       the Borrower’s failure to pay any transfer or assignment fees required under or in connection with the Management Agreement and/or Manager Subordination Agreement;

(r)       if the Borrower ceases to continuously operate The Standard Highline NYC Mortgaged Property or any material portion thereof as a hotel for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken pursuant to the Management Agreement); or

(s)       if any liquor license relating to The Standard Highline NYC Mortgaged Property ceases to be in full force and effect, and such liquor license is not restored, revived or otherwise replaced within 60 days, except with the Lender’s prior written consent.

A “Default” means the occurrence of any event under any of The Standard Highline NYC Loan Documents which, with the giving of notice or passage of time, or both, would be a Loan Event of Default.

Expense Reimbursement

Pursuant to The Standard Highline NYC Loan Agreement, the Borrower will be required to pay any fees and expenses of the servicer and any reasonable third-party fees and expenses, including, without limitation, special servicing fees, work-out fees, liquidation fees, attorney’s fees and disbursements and other fees and expenses in connection with a prepayment, release of The Standard Highline NYC Mortgaged Property, approvals under The Standard Highline NYC Loan Documents requested by the Borrower, assumption of the Borrower’s obligations or modification of The Standard Highline NYC Whole Loan, special servicing or work-out of The Standard Highline NYC Whole Loan or enforcement of The Standard Highline NYC Loan Documents. Notwithstanding anything to the contrary in The Standard Highline NYC Loan Agreement, the Borrower will not be responsible for any set up fees or any other initial costs relating to or arising under the servicing agreement, and the Borrower will not be responsible for the payment of the regular monthly master servicing fee or trustee fee due to a servicer under the servicing agreement or any fees or expenses required to be borne by, and not reimbursable to, a servicer.

Except as otherwise expressed in The Standard Highline NYC Loan Documents, the Borrower will be required to reimburse the Lender upon receipt of notice from the Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Lender in connection with The Standard Highline NYC Whole Loan, including (i) the costs of furnishing all opinions by counsel for the Borrower; (ii) the Borrower’s and the Lender’s ongoing performance under and compliance with The Standard Highline NYC Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications of or under any of The Standard Highline NYC

Loan Documents and any other documents or matters requested by the Borrower; (iv) filing and recording of any of The Standard Highline NYC Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of the Lender’s liens in The Standard Highline NYC Mortgaged Property and the related accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, The Standard Highline NYC Loan Documents, The Standard Highline NYC Mortgaged Property, or any other security given for The Standard Highline NYC Whole Loan; and (viii) fees charged by the Rating Agencies in connection with The Standard Highline NYC Whole Loan or any modification of The Standard Highline NYC Whole Loan; (ix) enforcing any obligations of or collecting any payments due from the Borrower under any of The Standard Highline NYC Loan Documents or with respect to The Standard Highline NYC Mortgaged Property or in connection with any refinancing or restructuring of The Standard Highline NYC Whole Loan in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; (x) the fees and expenses of any special servicer retained in respect of The Standard Highline NYC Whole Loan; and (xi) any assignment of or franchisor or manager consent or approval related to any comfort letter, tri-party agreement, non-disturbance agreement or assignment of franchise agreement and subordination of franchise fees or similar agreement in connection with an assignment, pledge, participation or transfer of The Standard Highline NYC Whole Loan.

Governing Law

The Standard Highline NYC Loan Documents are governed by the laws of the State of New York.

EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represented to the Mortgage Loan Seller that, with respect to itself (or The Standard Highline NYC Mortgaged Property, as applicable) as of the Origination Date:

All capitalized terms used in this Exhibit C have the meanings ascribed to such terms in The Standard Highline NYC Loan Agreement.

1.	Organization; Special Purpose. Each of Borrower and Borrower Representative has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses (including, without limitation, any applicable liquor license or hotel operator licenses), permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each of Borrower and Borrower Representative is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. The Borrower is a Special Purpose Entity.

2.	Proceedings; Enforceability. The Borrower has taken all necessary action to authorize the execution, delivery and performance of The Standard Highline NYC Loan Documents. The Standard Highline NYC Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Standard Highline NYC Loan Documents are not subject to, and the Borrower has not asserted, any right of rescission, set–off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of The Standard Highline NYC Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

3.	No Conflicts. The execution, delivery and performance of The Standard Highline NYC Loan Documents by the Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to The Standard Highline NYC Loan Documents) upon any of the property of the Borrower pursuant to the terms of, any agreement or instrument to which the Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Borrower or any of its properties. The Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of The Standard Highline NYC Loan Documents, the Borrower’s performance thereunder, the recordation of the Security Instrument, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by the Borrower of The Standard Highline NYC Loan Documents has been obtained and is in full force and effect.

4.	Litigation. Other than as disclosed in Schedule 7 of The Standard Highline NYC Loan Agreement, there are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting the Borrower, Borrower Representative, or to Borrower’s knowledge, the Manager or The Standard Highline NYC Mortgaged Property, which, if adversely determined, could reasonably be anticipated to materially adversely affect the condition (financial or otherwise) or business of the Borrower, the Borrower Representative, the Manager or the condition or ownership of The Standard Highline NYC Mortgaged Property.

5.	Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction which might adversely affect the Borrower or The Standard Highline NYC Mortgaged Property, or the Borrower’s business, properties, operations or condition, financial or otherwise. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or The Standard Highline NYC Mortgaged Property is bound.

6.	Title. Upon closing of the acquisition of The Standard Highline NYC Mortgaged Property, the Borrower will have good, marketable and indefeasible title in fee to the real property and good title to the balance of The Standard Highline NYC Mortgaged Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of The Standard Highline NYC Mortgaged Property to the Borrower have been paid or will be paid. The Security Instrument when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in The Standard Highline NYC Mortgaged Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of The Standard Highline NYC Loan Documents have been paid or concurrently will be paid. To the Borrower’s knowledge, no Condemnation or other proceeding has been commenced or is contemplated with respect to all or part of The Standard Highline NYC Mortgaged Property or for the relocation of roadways providing access to The Standard Highline NYC Mortgaged Property. To the Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting The Standard Highline NYC Mortgaged Property which are or may become a Lien prior to, or of equal priority with, the Liens created by The Standard Highline NYC Loan Documents. To the Borrower’s knowledge, there are no outstanding options to purchase or rights of first refusal affecting all or any portion of The Standard Highline NYC Mortgaged Property. To the Borrower’s knowledge, the survey for The Standard Highline NYC Mortgaged Property delivered to Lender does not fail to reflect any material matter affecting The Standard Highline NYC Mortgaged Property or the title thereto. To the Borrower’s knowledge, all of the Improvements included in determining the appraised value of The Standard Highline NYC Mortgaged Property lie wholly within the boundaries and building restriction lines of The Standard Highline NYC Mortgaged Property, and no improvement on an adjoining property encroaches upon The Standard Highline NYC Mortgaged Property, and no easement or other encumbrance upon The Standard Highline NYC Mortgaged Property encroaches upon any of the Improvements, except those insured against by the title insurance policy insuring the Lien of the Security Instrument. Each parcel comprising The Standard Highline NYC Mortgaged Property is a separate tax lot and is not a portion of any other tax lot that is not a part of The Standard Highline NYC Mortgaged Property. To the Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting The Standard Highline NYC Mortgaged Property, or any contemplated improvements to The Standard Highline NYC Mortgaged Property that may result in such special or other assessments.

7.	No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it. In addition, neither the Borrower nor Borrower Representative nor any principal nor Affiliate of either has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

8.	Full and Accurate Disclosure. No statement of fact made by the Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not materially misleading. There is no material fact presently known to the Borrower that has not been disclosed to Lender which adversely affects, or, as far as the Borrower can foresee, might adversely affect, The Standard Highline NYC Mortgaged Property or the business, operations or condition (financial or otherwise) of the Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Borrower and, to the Borrower’s knowledge, The Standard Highline NYC Mortgaged Property (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Borrower and The Standard Highline NYC Mortgaged Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. The Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long–term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by The Standard Highline NYC Whole Loan Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of the Borrower or, to the Borrower’s knowledge, The Standard Highline NYC Mortgaged Property from that set forth in said financial statements.

9.	No Plan Assets. The Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of the Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3–101.

10.	Compliance. The Borrower and, to the Borrower’s knowledge and other than as disclosed in any property zoning report delivered to the Lender, The Standard Highline NYC Mortgaged Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). To the Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. The Standard Highline NYC Mortgaged Property is used primarily for hospitality and other appurtenant and related uses. To the Borrower’s knowledge and other than as disclosed in any property zoning report delivered to the Lender, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To the Borrower’s knowledge, no legal proceedings are pending or threatened with respect to the zoning of The Standard Highline NYC Mortgaged Property. To the Borrower’s knowledge, neither the zoning nor any other right to construct, use or operate The Standard Highline NYC Mortgaged Property is in any way dependent upon or related to any property other than The Standard Highline NYC Mortgaged Property and as set forth on the Zoning Lot Development Agreement, dated as of January 7, 2005, by and between 55 Little West 12 St. Corp., a New York corporation, and AB Green Gansevoort, LLC, a Delaware limited liability company, as nominee for and on behalf of Gansevoort Standard Hotel Partners LLC, a Delaware limited liability company. To the Borrower’s knowledge, and other than as disclosed in any property zoning report delivered to the Lender, all certifications, permits, licenses, excluding the applicable liquor license, which will be transferred to the Borrower when and as provided in the purchase agreement for The Standard Highline NYC Mortgaged Property or hotel operator and Manager licenses) and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of The Standard Highline NYC Mortgaged Property (collectively, the “Licenses”), the lapse of which could reasonably be anticipated to have a material adverse effect on the operation of The Standard Highline NYC Mortgaged Property, have been obtained and are in full force and effect. To the Borrower’s knowledge, and other than as disclosed in any property zoning report delivered to Lender, the use being made of The Standard Highline NYC Mortgaged Property is in conformity with the certificate of occupancy issued for The Standard Highline NYC Mortgaged Property and all other restrictions, covenants and conditions affecting The Standard Highline NYC Mortgaged Property.

11.	Contracts. There are no service, maintenance or repair contracts affecting The Standard Highline NYC Mortgaged Property (“Contracts”) that are not terminable on 60 days’ (or in the case of Contracts assumed on the Origination Date by the Borrower, 90 days’) notice or less without cause and without penalty or premium except the Management Agreement, and those Contracts that the Manager has the authority to enter pursuant to the terms of the Management Agreement. All Contracts affecting The Standard Highline NYC Mortgaged Property entered into by the Borrower have been entered into at arm’s–length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

12.	Federal Reserve Regulations; Investment Company Act. No part of the proceeds of The Standard Highline NYC Whole Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

13.	Utilities and Public Access. To the Borrower’s knowledge, (i) The Standard Highline NYC Mortgaged Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses, (ii) all public utilities necessary or convenient to the full use and enjoyment of The Standard Highline NYC Mortgaged Property are located in the public right–of–way abutting The Standard Highline NYC Mortgaged Property, and all such utilities are connected so as to serve The Standard Highline NYC Mortgaged Property without passing over other property absent a valid easement and (iii) all roads necessary for the use of The Standard Highline NYC Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

14.	Physical Condition. To the Borrower’s knowledge and other than as disclosed in any property condition report delivered to the Lender, The Standard Highline NYC Mortgaged Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to The Standard Highline NYC Mortgaged Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in The Standard Highline NYC Mortgaged Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. To the Borrower’s knowledge, no portion of The Standard Highline NYC Mortgaged Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

15.	Leases. The Borrower has delivered to the Lender a true, correct and complete rent roll for The Standard Highline NYC Mortgaged Property (the “Rent Roll”), which includes all Leases known by Borrower to be affecting The Standard Highline NYC Mortgaged Property. To the Borrower’s knowledge, except as set forth on the Rent Roll: (i) each Lease is in full force and effect; (ii) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the rent; (v) no Tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) there is no present material default by the Tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and will be held consistent with The Standard Highline NYC Loan Agreement, as of the Borrower’s acquisition of The Standard Highline NYC Mortgaged Property; (viii) the Borrower will be, as of its acquisition of The Standard Highline NYC Mortgaged Property, the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of the Borrower and the applicable Tenant thereunder, subject to principles of law and equity; (x) other than those permitted to occupy The Standard Highline NYC Mortgaged Property as part of a Hotel Transaction, no Person has any possessory interest in, or right to occupy, The Standard Highline NYC Mortgaged Property except under the terms of a Lease; and (xi) each Lease is subordinate to The Standard Highline NYC Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. None of the Leases contains any option to purchase or right of first refusal to purchase The Standard Highline NYC Mortgaged Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except (x) Tenants with respect to the Rents for the Leases, (y) any Persons who have paid a deposit or advance with respect to a future Hotel Transaction, and (z) any Persons entitled to receive any gratuities or service charges. Notwithstanding the foregoing, the Borrower represents that as of the Origination Date, there are no Leases in effect with respect to The Standard Highline NYC Mortgaged Property.

16.	Fraudulent Transfer. Borrower has not entered into The Standard Highline NYC Whole Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under The Standard Highline NYC Loan Documents. Giving effect to the transactions contemplated by The Standard Highline NYC Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of The Standard Highline NYC Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of The Standard Highline NYC Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

17.	Ownership of Borrower. The organizational chart attached as Schedule 3 to The Standard Highline NYC Whole Loan Agreement is complete and accurate.

18.	Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder by the Borrower, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by the Borrower. To the Borrower’s knowledge, the Manager is not in default of the Management Agreement. The management fees and the terms and provisions of the Management Agreement, are subordinate to The Standard Highline NYC Loan Documents to the extent as set forth in the Manager Subordination Agreement.

19.	Hazardous Substances. To the best of the knowledge of the Borrower, other than as disclosed to the Lender in any Phase I environmental report delivered to the Lender (i) The Standard Highline NYC Mortgaged Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean–up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right–to–Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the environmental provisions of the Occupational Safety and Health Act, any Legal Requirements relating to Toxic Mold, any state super–lien and environmental clean–up statutes, any local law requiring related permits and licenses, any common law relating to Toxic Mold or other Hazardous Substances, and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) The Standard Highline NYC Mortgaged Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic or dangerous substances, wastes, contaminants, and pollutants, including, without limitation, petroleum, petroleum products, crude oil and fractions thereof, Toxic Mold, or any other substances or materials which are included under or regulated by, or for which liability may arise pursuant to, Environmental Laws (collectively, “Hazardous Substances”); (iii) after due inquiry, no Hazardous Substances (excluding common household and commercial cleaning supplies and chemicals in de minimis qualities and other Hazardous Substances normally found in properties similar to The Standard Highline NYC Mortgaged Property stored or maintained in compliance with all Environmental Laws) are or have been (including the period prior to Borrower’s acquisition of The Standard Highline NYC Mortgaged Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from The Standard Highline NYC Mortgaged Property other than the kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws; (iv) after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect The Standard Highline NYC Mortgaged Property; (v) no underground storage tanks exist on The Standard Highline NYC Mortgaged Property and The Standard Highline NYC Mortgaged Property has never been used as a landfill; and (vi) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of the Borrower which have not been provided to the Lender.

20.	Principal Place of Business. The principal place of business of the Borrower is its primary address for notices as set forth in The Standard Highline NYC Whole Loan Agreement, and the Borrower has no other place of business.

21.	Other debt. There is no indebtedness with respect to The Standard Highline NYC Mortgaged Property or any indebtedness secured over excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

22.	Embargoed Person. None of the funds or assets of the Borrower, the Borrower Representative or any Guarantor, as applicable, constitute property of, or are beneficially owned directly or, to the Borrower’s best knowledge, indirectly, by any Embargoed Person (as hereinafter defined) and no Embargoed Person has any direct interest, and to the Borrower’s best knowledge, as of the Origination Date, based upon reasonable inquiry by the Borrower, indirect interest, of any nature whatsoever in the Borrower, Borrower Representative or the Guarantor, as applicable, with the result that the investment in the Borrower, Borrower Representative or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or The Standard Highline NYC Whole Loan is in violation of law.

23.	Anti–Money Laundering. None of the funds of the Borrower, Borrower Representative or any Guarantor, as applicable, that are used to consummate this transaction are derived from or are the proceeds of any unlawful activity, with the result that the investment in the Borrower, Borrower Representative or any Guarantor, as applicable (whether directly or indirectly), is prohibited by law or The Standard Highline NYC Whole Loan is in violation of law or may cause any of The Standard Highline NYC Mortgaged Property to be subject to forfeiture or seizure. The Borrower has ascertained the identity of all persons and entities who have provided funds to capitalize the Borrower and has conducted verification procedures which are sufficient to establish the identity and source of such funds.

24.	Liquor License. The Borrower’s interest in the liquor license for The Standard Highline NYC Mortgaged Property (if any) is not subject to any Liens or encumbrances superior to, or of equal priority with, the security instrument.

25.	Property Improvement Plan. There is currently no property improvement plan or other similar requirement imposed under the Management Agreement.

26.	Personal Property. Either the Borrower or the Manager owns all personal property necessary to operate The Standard Highline NYC Mortgaged Property in the manner it is currently operated.